Exhibit 99.1
Explanatory Note
SYNNEX Corporation (“SYNNEX”) is filing this Exhibit 99.1 to our Current Report on Form 8-K to reflect the reclassification of operations between continuing and discontinued operations in accordance with the provisions of “Presentation of Financial Statements” in the Accounting Standards Codification (“ASC”).
On December 1, 2020, the Company completed the previously announced separation of its customer experience services business (the “Separation”) that was included within continuing operations as of November 30, 2020 in our Annual Report on Form 10-K for the year ended November 30, 2020 (the “2020 Annual Report”). In accordance with the provisions of “Presentation of Financial Statements” in the ASC, the results of operations of this discontinued operations were removed from the results of continuing operations and were included in the results of discontinued operations in SYNNEX’ Quarterly Report on Form 10-Q for the first quarter ended February 28, 2021.
This Exhibit 99.1 to our Current Report on Form 8-K updates certain financial information for the years ended November 30, 2020, 2019 and 2018 and related disclosure presented in Item 6, 7, 7A, 8 and 15(a) of the 2020 Annual Report to reflect the reclassification of operations between continuing and discontinued operations during the first quarter ended February 28, 2021 as discussed above. This reclassification has no effect on SYNNEX’:

•	reported net income or net income per share;

•	consolidated balance sheets;

•	consolidated statements of comprehensive income;

•	consolidated statements of stockholders’ equity;

•	consolidated statements of cash flows; or

•	the discussion of liquidity and capital resources for these periods.
Unless otherwise noted, the information in this Exhibit 99.1 to our Current Report on Form 8-K are as of the date of our Current Report and do not reflect events occurring after the filing of the 2020 Annual Report and do not modify or update the disclosures therein in any way for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than as specifically required to reflect the reclassification of operations between continuing and discontinued operations as noted herein. Other than the sections of the 2020 Annual Report that are revised herein, all other information in the 2020 Annual Report remains unchanged and has not been otherwise updated for events occurring after the filing of the 2020 Annual Report, and continues to speak only as of the original filing date.
More recent information, including risk factors, is contained in SYNNEX’ Form 10-Q for the fiscal quarter ended February 28, 2021 and May 31, 2021, and other filings made by SYNNEX with the SEC. These SEC filings contain important information regarding events, developments and updates affecting SYNNEX and its expectations, including those that have occurred since the filing of the 2020 Form 10-K. Accordingly, this Exhibit 99.1 to our Current Report on Form 8-K should be read in conjunction with SYNNEX’ Form 10-Q for the fiscal quarter ended February 28, 2021 and May 31, 2021, and other filings made by SYNNEX with the SEC.
CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS
This Exhibit 99.1 to our Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding the outstanding indebtedness of the combined company. When used in this Exhibit 99.1 to our Current Report on Form 8-K, the words “believes,” “estimates,” “expects,” “allows,” “can,” “may,” “designed,” “will,” and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include statements about market trends, our business model and our services, our market strategy, including expansion of our product lines, our infrastructure, our investment in information technology, or IT, systems, our employee hiring, retention and turnover, the ownership interest of MiTAC Holdings Corporation, or MiTAC Holdings, in us and its impact, our revenue, our gross margins, our operating costs and results, the value of our inventory, competition with Synnex Technology International Corp., our future needs for additional financing, the likely sources for such funding and the impact of such funding, market acceptance of our customers’ products, concentration of customers, our international operations, foreign currency exchange rates and expected trends related thereto, expansion and scaling of our operations and related effects, our strategic acquisitions and divestitures of businesses and assets including our proposed acquisition of Tech Data and the timing and impact thereof, our goodwill, seasonality of sales, adequacy of our capital resources to meet our capital needs, cash held by our international subsidiaries and repatriation, changes in fair value of derivative instruments, pricing pressures, competition, impact of economic and industry trends, impact of our accounting policies and recently issued accounting pronouncements, our belief regarding the impact of inventory repurchase obligations and commitments and contingencies, our effective tax rates and repatriation expectations, our share repurchase and dividend program, our securitization programs and revolving credit lines, our investments in working capital, personnel, facilities and operations. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks detailed from time to time in SYNNEX’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended November 30, 2020. The forward-looking statements in this Current Report are based on information available to SYNNEX as of the date hereof, and SYNNEX does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made except as required by law.
These forward-looking statements are based on our current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors which may cause actual results to differ materially from our projections include those risks described in elsewhere in this report, as well as:

•	the impact of the business acquisitions and dispositions we make;

•	general economic conditions and level of information technology and consumer electronics spending and outsourced business services;

•
the loss or consolidation of one or more of our significant original equipment manufacturers (“OEM”) suppliers or customers; market acceptance, quality, pricing, availability and useful life of our products and services, as well as the mix of our products and services sold;

•	competitive conditions in our industry;

•	trends towards cloud based infrastructure and “as-a-Service” type product offerings;

•	pricing, margin and other terms with our OEM suppliers;

•	decline in inventory value as a result of product obsolescence and market acceptance;

•	variations in our levels of excess inventory, vendor reserves and doubtful accounts;

•	fluctuations in rates in the currencies in which we transact;

•	changes in the terms of OEM supplier-inventory protections, such as price protection and return rights; and

•	the expansion of our design and integration solutions sales and operations, globally.

Item 6.
Selected
Financial Data
The following selected consolidated financial data are qualified by reference to, and should be read together with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 of this Exhibit 99.1 to our Current Report on Form 8-K and the Consolidated Financial Statements and related Notes included in Item 8 of this Exhibit 99.1 to our Current Report on Form 8-K. The selected Consolidated Statements of Operations and other data presented below for fiscal years 2020, 2019 and 2018 and the consolidated balance sheet data as of November 30, 2020 and 2019 have been derived from our audited Consolidated Financial Statements included elsewhere in this Exhibit 99.1 to our Current Report on Form 8-K. The Consolidated Statements of Operations and other data for fiscal years 2017 and 2016 and the Consolidated Balance Sheet data as of November 30, 2018, 2017 and 2016 have been derived from our Consolidated Financial Statements that are not included elsewhere in this Exhibit 99.1 to our Current Report on Form 8-K. The Consolidated Statements of Operations data include the operating results from our acquisitions from the closing date of each acquisition. Historical operating results are not necessarily indicative of the results that may be expected for any future period. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 2 to our Consolidated Financial Statements included elsewhere in this Exhibit 99.1 to our Current Report on Form 8-K for a discussion of factors, such as business combinations and the adoption of new accounting guidance, that affect the comparability of the following selected consolidated financial data.

	Fiscal Years Ended November 30,
	2020	2019 (1)	2018	2017	2016
Statements of Operations Data: (in thousands, except per share amounts)
Revenue	$19,977,150	$19,069,970	$17,323,163	$14,796,613	$12,490,718
Gross profit	1,193,858	1,157,258	996,581	807,454	675,239
Operating income	521,341	519,429	405,474	392,692	315,485
Income from continuing operations	334,538	362,174	244,552	236,036	197,611
Income from discontinued operations, net of taxes	194,622	138,538	55,429	64,204	37,335
Net income	529,160	500,712	299,981	300,240	234,946
Earnings per common share:
Basic:
Continuing operations	$6.50	$7.08	$5.88	$5.91	$4.97
Discontinued operations	3.78	2.71	1.33	1.61	0.94

Net Income	$10.28	$9.79	$7.21	$7.52	$5.91
Diluted:
Continuing operations	$6.46	$7.05	$5.85	$5.88	$4.95
Discontinued operations	3.76	2.69	1.32	1.60	0.93

Net Income	$10.21	$9.74	$7.17	$7.48	$5.88
Cash dividends declared per share	$0.40	$1.50	$1.40	$1.05	$0.85

(1)
We adopted Accounting Standards Update
No. 2014-19,
“Revenue from Contracts with Customers (Topic 606),” during fiscal year 2019 on a full retrospective basis from fiscal year 2017. The amounts for fiscal year 2016 has not been adjusted to reflect the adoption of this new revenue standard.

	As of November 30,
	2020 (1)	2019	2018	2017	2016
Balance Sheet Data: (in thousands)
Cash and cash equivalents	$1,412,016	$145,873	$331,304	$427,189	$255,114
Working capital	3,139,035	2,845,870	2,209,190	1,703,249	1,518,498
Total assets	13,468,590	11,697,960	11,543,498	7,756,343	5,215,281
Borrowings, current	124,958	298,962	763,447	793,471	351,737
Long-term borrowings	1,496,700	2,718,260	2,622,769	1,136,089	603,229
Total equity	4,338,860	3,788,450	3,435,054	2,287,297	1,975,776

(1)
We adopted Accounting Standards Codification Topic 842, Leases effective December 1, 2019, applying the optional transition method, which allows an entity to apply the new standard at the adoption date with a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption.

	Fiscal Years Ended November 30,
	2020	2019	2018	2017	2016
Other Data: (in thousands)
Depreciation and amortization	$65,071	$66,329	$70,688	$30,456	$16,593

Item 7.
Management
’
s Discussion and Analysis of
Financial Condition and Results of Operations
For an understanding of SYNNEX and the significant factors that influenced our performance during the past three fiscal years, the following discussion and analysis of our financial condition and results of operations should be read in conjunction with Item 6 Selected Financial Data and Item 8 Financial Statements and Supplementary Data included in this Exhibit 99.1 to our Current Report on Form 8-K. Amounts in certain tables appearing may not add or compute due to rounding.
Overview
We are a Fortune 200 corporation and a leading provider of a comprehensive range of distribution, systems design and integration solutions for the technology industry.
On December 1, 2020, we completed the previously announced separation of our customer experience services business (the “Separation”), which was accomplished by the distribution of one hundred percent of the outstanding common stock of Concentrix Corporation (“Concentrix”) to our stockholders as of the close of business on November 17, 2020, the record date for the distribution. Our stockholders received one share of Concentrix common stock for every share of our common stock held at the close of business on the record date. Concentrix is now an independent public company trading under the symbol “CNXC” on the Nasdaq Stock Market. After the Separation, we do not beneficially own any shares of Concentrix’ common stock and beginning December 1, 2020, we no longer consolidate Concentrix within our financial results or reflect the financial results of Concentrix within our continuing results of operations. We distributed a total of approximately 51.6 million shares of Concentrix common stock to our stockholders. In connection with the Separation, we have entered into a separation and distribution agreement, as well as various other agreements with Concentrix that provide a framework for the relationships between the parties going forward, including among others an employee matters agreement, a tax matters agreement, and a commercial agreement, pursuant to which Concentrix will continue to provide services to us following the Separation.
The historical results of operations and financial positions of Concentrix are reported as discontinued operations in our Consolidated Financial Statements. For further information on discontinued operations, see
Note 17
- Discontinued Operations, to the Consolidated Condensed Financial Statements in Item 8 of this Exhibit 99.1 to our Current Report on Form 8-K. Pursuant to the Separation of the Concentrix segment, we operate in a single reportable segment, which represents an aggregation of our four geographic operating segments of United States, Canada, Japan and Latin America.
Revenue and Cost of Revenue
We distribute peripherals, information technology (“IT”) systems including data center server and storage solutions, system components, software, networking, communications and security equipment, consumer electronics (“CE”) and complementary products. We also provide systems design and integration solutions.
In fiscal years 2020, 2019 and 2018, approximately 24%, 23% and 23% of our revenue, was generated from our international operations. As a result, our revenue growth has been impacted by fluctuations in foreign currency exchange rates.
The market for IT products is generally characterized by declining unit prices and short product life cycles. Our overall business is also highly competitive on the basis of price. We set our sales price based on the market supply and demand characteristics for each particular product or bundle of products we distribute and solutions we provide. From time to time, we also participate in the incentive and rebate programs of our OEM suppliers. These programs are important determinants of the final sales price we charge to our reseller customers. To mitigate the risk of declining prices and obsolescence of our distribution inventory, our OEM suppliers generally offer us limited price protection and return rights for products that are marked down or discontinued by them. We carefully manage our inventory to maximize the benefit to us of these supplier provided protections.
A significant portion of our cost of revenue is the purchase price we pay our OEM suppliers for the products we sell, net of any incentives, rebates, price protection and purchase discounts received from our OEM suppliers. Cost of revenue also consists of provisions for inventory losses and write-downs, freight expenses associated with the receipt in and shipment out of our inventory, and royalties due to OEM vendors. In addition, cost of revenue includes the cost of material, labor and overhead for our systems design and integration solutions.
Revenue and cost of revenue in our business relate to various IT products.

Margins
The products distribution industry in which we operate is characterized by low gross profit as a percentage of revenue, or gross margin, and low income from operations as a percentage of revenue, or operating margin. Our gross margin has fluctuated annually due to changes in the mix of products we offer, customers we sell to, incentives and rebates received from our OEM suppliers, competition, seasonality, replacement of lower margin business, inventory obsolescence, and lower costs associated with increased efficiencies. Generally, when our revenue becomes more concentrated on limited products or customers, our gross margin tends to decrease due to increased pricing pressure from OEM suppliers or reseller customers. Our operating margin has also fluctuated in the past, based primarily on our ability to achieve economies of scale, the management of our operating expenses, changes in the relative mix of our revenue, and the timing of our acquisitions and investments.
Economic and Industry Trends
Our revenue is highly dependent on the
end-market
demand for IT and CE products. This
end-market
demand is influenced by many factors including the introduction of new IT and CE products and software by OEMs, replacement cycles for existing IT and CE products, seasonality and overall economic growth and general business activity. A difficult and challenging economic environment may also lead to consolidation or decline in the IT and CE distribution industry and increased price-based competition. Business in our system design and solutions is highly dependent on the demand for cloud infrastructure, and the number of key customers and suppliers in the market. Our business includes operations in the United States, Canada, Japan and Latin America, so we are affected by demand for our products in those regions and the strengthening or weakening of local currencies relative to the U.S. Dollar.
In December 2019, there was an outbreak of a new strain of coronavirus
(“COVID-19”).
In March 2020, the World Health Organization characterized
COVID-19
as a pandemic. The
COVID-19
pandemic has negatively impacted the global economy, disrupted global supply chains and workforce participation, including our own, and created significant volatility and disruption of financial markets. The disruptions due to
COVID-19
have impacted our business including logistics operations in our business particularly during the second quarter of fiscal year 2020. We have successfully transitioned a significant portion of our workforce to a remote working environment and implemented a number of safety and social distancing measures within our premises to protect the health and safety of associates who are required to be on-premise
to support our business. As of November 30, 2020, the majority of our workforce was productive. During the fiscal year ended November 30, 2020, we incurred net incremental costs associated with
COVID-19
of approximately $45 million. We are unable to predict how long these conditions will persist, what additional measures may be introduced by governments, vendors or customers and the effect of any such additional measures on our business. As a result, many of the estimates and assumptions involved in the preparation of the financial statements required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve with respect to the pandemic, our estimates may materially change in future periods.
Critical Accounting Policies and Estimates
The discussions and analysis of our consolidated financial condition and results of operations are based on our Consolidated Financial Statements, which have been prepared in conformity with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we review and evaluate our estimates and assumptions. Our estimates are based on our historical experience and a variety of other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making our judgment about the carrying values of assets and liabilities that are not readily available from other sources. Actual results could differ from these estimates under different assumptions or conditions.
We believe the following critical accounting policies involve the more significant judgments, estimates and/or assumptions used in the preparation of our Consolidated Financial Statements.
Revenue Recognition
We generate revenue primarily from the sale of various IT products.
We recognize revenues from the sale of IT hardware and software as control is transferred to customers, which is at the point in time when the product is shipped or delivered. We account for a contract with a customer when it has written approval, the contract is committed, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of collection. Binding purchase orders from customers together with agreement to our terms and conditions of sale by way of an executed agreement or other signed documents are considered to be the contract with a customer. Products sold by us are delivered via shipment from our facilities, drop-shipment directly from the vendor, or by electronic delivery of software products. In situations where arrangements include customer acceptance provisions, revenue is recognized when we can objectively verify the products comply with specifications underlying acceptance and the customer has control of the products. Revenue is presented net of taxes collected from customers and remitted to government authorities. We generally invoice a customer upon shipment, or in accordance with specific contractual provisions. Payments are due as per contract terms and do not contain a significant financing component. Service revenues represents less than 10% of the total revenue for the periods presented.

Provisions for sales returns and allowances are estimated based on historical data and are recorded concurrently with the recognition of revenue. A liability is recorded at the time of sale for estimated product returns based upon historical experience and an asset is recognized for the amount expected to be recorded in inventory upon product return. These provisions are reviewed and adjusted periodically. Revenue is reduced for early payment discounts and volume incentive rebates offered to customers, which are considered variable consideration, at the time of sale based on an evaluation of the contract terms and historical experience.
We recognize revenue on a net basis on certain contracts, where our performance obligation is to arrange for the products or services to be provided by another party or the rendering of logistics services for the delivery of inventory for which we do not assume the risks and rewards of ownership, by recognizing the margins earned in revenue with no associated cost of revenue. Such arrangements, which are not material to our revenue, include supplier service contracts, post-contract software support services and extended warranty contracts.
We consider shipping and handling activities as costs to fulfill the sale of products. Shipping revenue is included in revenue when control of the product is transferred to the customer, and the related shipping and handling costs are included in cost of revenue sold.
Business Combinations.
We allocate the fair value of purchase consideration to the assets acquired, liabilities assumed, and noncontrolling interests in the acquiree generally based on their fair values at the acquisition date. The excess of the fair value of purchase consideration over the fair value of these assets acquired, liabilities assumed and noncontrolling interests in the acquiree is recorded as goodwill and may involve engaging independent third-parties to perform an appraisal. When determining the fair values of assets acquired, liabilities assumed, and noncontrolling interests in the acquiree, we make significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing intangible assets include, but are not limited to, expected future cash flows, which includes consideration of future growth rates and margins, attrition rates, and discount rates. Fair value estimates are based on the assumptions we believe a market participant would use in pricing the asset or liability. Amounts recorded in a business combination may change during the measurement period, which is a period not to exceed one year from the date of acquisition, as additional information about conditions existing at the acquisition date becomes available.
Acquisitions
We continually seek to augment organic growth in our business with strategic acquisitions of businesses and assets that complement and expand our existing capabilities. We also divest businesses that we deem no longer strategic to our ongoing operations. In our business, we seek to acquire new OEM relationships, enhance our supply chain and integration capabilities, the services we provide to our customers and OEM suppliers, and expand our geographic footprint.
Pending Merger
On March 22, 2021, we announced that we had entered into a merger agreement to acquire 100% of the parent company of Tech Data Corporation, a Florida Corporation (“Tech Data”) in a cash and stock transaction (the “Merger”). The consideration payable to the stockholder that owns Tech Data consists of $1.61 billion in cash and 44 million shares of our common stock (the “Merger Consideration”). Following the proposed transaction, the sole stockholder of Tech Data will own approximately 45.9% of our stock on a fully diluted basis, based on our shares outstanding as of May 31, 2021. If the Merger is not consummated, then under certain circumstances we would be obligated to pay Tech Data a termination fee ranging from $40.9 million to $131.7 million.
The Merger is expected to create a global IT distribution leader with significant breadth and depth of product offerings, services and logistic capabilities. For the twelve months ended January 31, 2021, Tech Data generated approximately $36 billion in revenue and approximately $21 million of net income.
Tech Data and we filed their respective notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the Merger with the Federal Trade Commission and Department of Justice. The waiting period for filings made by both Tech Data and us expired on June 4, 2021.
On June 30, 2021, we received stockholder approval for the issuance of shares of SYNNEX common stock in connection with the initial merger contemplated by the Merger Agreement. We expect the transaction to close on or around September 1, 2021.

Results of Operations
The following table sets forth, for the indicated periods, data as percentages of total revenue:

	Fiscal Years Ended November 30,
Statements of Operations Data:	2020	2019	2018
Revenue	100.00%	100.00%	100.00%
Cost of revenue	(94.02)%	(93.93)%	(94.25)%

Gross profit	5.98%	6.07%	5.75%
Selling, general and administrative expenses	(3.37)%	(3.34)%	(3.41)%

Operating income from continuing operations	2.61%	2.72%	2.34%
Interest expense and finance charges, net	(0.40)%	(0.39)%	(0.27)%
Other income (expense), net	(0.03)%	0.15%	(0.08)%

Income from continuing operations before income taxes	2.18%	2.48%	2.00%
Provision for income taxes	(0.51)%	(0.58)%	(0.58)%

Income from continuing operations	1.67%	1.90%	1.41%
Income from discontinued operations, net of taxes	0.97%	0.73%	0.32%

Net income	2.65%	2.63%	1.73%

The financial results of the former Concentrix business are presented as income from discontinued operations, net of taxes in the Statements of Operations data.
Due to the ongoing impact of the
COVID-19
pandemic, current results and financial condition discussed herein may not be indicative of future operating results and trends.
Certain
non-GAAP
financial information
In addition to disclosing financial results that are determined in accordance with GAAP, we also disclose certain non-GAAP
financial information, including:

•
Revenue in constant currency, which is revenue adjusted for the translation effect of foreign currencies so that certain financial results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period
comparisons of our business performance. Revenue in constant currency is calculated by translating the revenue of fiscal years 2020 and 2019 in the billing currency using their comparable prior year’s currency conversion rate. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

•	Non-GAAP operating income, which is operating income adjusted to exclude transaction-related and integration expenses, amortization of intangible assets and share-based compensation expense.

•	Non-GAAP operating margin, which is non-GAAP operating income, as defined above, divided by revenue.

•
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) which is net income before interest, taxes, depreciation and amortization, adjusted to exclude other income (expense), net, transaction-related and integration expenses, share-based compensation expense and income from discontinued operations, net of taxes.

•
Non-GAAP
diluted earnings per common share (“EPS”), which is diluted EPS excluding the per share, tax effected impact of (i) transaction-related and integration expenses, (ii) amortization of intangible assets, (iii) share-based compensation, (iv) a gain upon the settlement of contingent consideration related to the acquisition of Westcon-Comstor Americas in fiscal year 2017, and (v) a gain recorded upon realization of a contingent asset related to the Westcon-Comstor Americas acquisition.

Transaction-related expenses typically consist of acquisition, integration, and divestiture related costs and are expensed as incurred. These expenses primarily represent costs for legal, banking, consulting and advisory services, and debt extinguishment fees. From time to time, this category may also include transaction-related gains/losses on divestitures/spin-off
of businesses.
Our acquisition activities have resulted in the recognition of intangible assets which consist primarily of customer relationships, vendor lists and trade names. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in our statements of operations. Although intangible assets contribute to our revenue generation, the amortization of intangible assets does not directly relate to the sale of our products and the services performed for our clients. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of our acquisition activity. Accordingly, we believe excluding the amortization of intangible assets, along with the other non-GAAP
adjustments which neither relate to the ordinary course of our business nor reflect our underlying business performance, enhances our and our investors’ ability to compare our past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP
financial measure represents the entire amount recorded within our GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP
financial measure. Intangible asset amortization is excluded from the related non-GAAP
financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
We believe that providing this additional information is useful to the reader to better assess and understand our base operating performance, especially when comparing results with previous periods and for planning and forecasting in future periods, primarily because management typically monitors the business adjusted for these items in addition to GAAP results. Management also uses these non-GAAP
measures to establish operational goals and, in some cases, for measuring performance for compensation purposes. As these non-GAAP
financial measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP
financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Non-GAAP
Financial Information:

	Fiscal Years Ended November 30,
	2020	2019	2018
	(in thousands, except per share amounts)
Revenue	$19,977,150	$19,069,970
Foreign currency translation	87,806

Revenue in constant currency at 2019 foreign currency rates	$20,064,956	$19,069,970

Revenue		$19,069,970	$17,323,163
Foreign currency translation		89,786

Revenue in constant currency at 2018 foreign currency rates		$19,159,756	$17,323,163

Operating income	$521,341	$519,429	$405,474
Transaction-related and integration expenses	7,414	981	7,642
Amortization of intangibles	40,148	43,875	50,007
Share-based compensation	17,631	17,608	15,026

Non-GAAP operating income	$586,534	$581,893	$478,149

Operating margin	2.61%	2.72%	2.34%
Non-GAAP operating margin	2.94%	3.05%	2.76%

Net Income	$529,160	$500,712	$299,981
Interest expense and finance charges, net	79,023	74,225	46,436
Provision for income taxes	101,609	111,113	101,117
Depreciation	24,923	22,454	20,681
Amortization of intangibles	40,148	43,875	50,007

EBITDA	$774,863	$752,379	$518,222
Other (income) expense, net	6,172	(28,083)	13,369
Transaction-related and integration expenses	9,667	981	5,008
Share-based compensation	17,631	17,608	15,026
Income from discontinued operations	(194,622)	(138,538)	(55,429)

Adjusted EBITDA	$613,711	$604,347	$496,196

Diluted EPS from continuing operations	$6.46	$7.05	$5.85
Transaction-related and integration expenses	0.19	0.02	0.12
Amortization of intangibles	0.78	0.85	1.20
Share-based compensation	0.34	0.34	0.36
Contingent consideration	—	(0.37)	—
Acquisition-related contingent gain	—	(0.22)	—
Income taxes related to the above (1)	(0.38)	(0.22)	(0.46)
U.S. tax reform adjustment	—	—	0.37

Non-GAAP diluted EPS from continuing operations	$7.38	$7.45	$7.43

(1)	The tax effect of taxable and deductible non-GAAP adjustments was calculated using the effective tax rate during the respective fiscal years.

Fiscal Years Ended November 30, 2020, 2019 and 2018
Revenue

	Fiscal Years Ended November 30,			Percent Change
	2020	2019	2018	2020 to 2019	2019 to 2018
	(in thousands)
Revenue	$19,977,150	$19,069,970	$17,323,163	4.8%	10.1%
Our revenue includes sales of products. We distribute a comprehensive range of products for the technology industry and design and integrate data center equipment. The prices of our products are highly dependent on the volumes purchased within a product category. The products we sell from one period to the next are often not comparable due to changes in product models, features and customer demand requirements.
Revenue increased in fiscal year 2020 compared to fiscal year 2019 primarily due to a demand for technology equipment as
COVID-19
related government mandated
shelter-in-place
restrictions during the second, third and fourth quarters of fiscal year 2020 led to increased needs for remote work, learn and consume related solutions. On a constant currency basis, revenue in our business increased by 4.8% during fiscal year 2020, compared to fiscal year 2019.
Revenue increased in fiscal year 2019 compared to fiscal year 2018 primarily due to broad-based strength in system components, IT systems, networking equipment and peripherals, primarily in the United States, which was partially offset by a decrease driven by revenue that is subject to net revenue presentation, primarily consisting of software, cloud and security products. By product category, our sales of system components, networking equipment, IT systems and peripherals, in fiscal year 2019, increased by 32%, 14%, 9% and 3%, respectively, while sales of software decreased by 1%. On a constant currency basis, revenue increased by 10.6% during fiscal year 2019, compared to fiscal year 2018.
Gross Profit

	Fiscal Years Ended November 30,			Percent Change
	2020	2019	2018	2020 to 2019	2019 to 2018
	(in thousands)
Gross profit	$1,193,858	$1,157,258	$996,581	3.2%	16.1%
Gross margin	5.98%	6.07%	5.75%
Our gross margin is affected by a variety of factors, including competition, selling prices, mix of products, product costs along with rebate and discount programs from our suppliers, reserves or settlement adjustments, freight costs, inventory losses, acquisition of business units and fluctuations in revenue.
Our gross profit increased in fiscal year 2020, as compared to the prior fiscal year, primarily driven by strong demand for technology products as
COVID-19
related government mandated
shelter-in-place
restrictions during the second, third and fourth quarters of fiscal year 2020 led to a greater need for remote work, learn and consume related solutions. This increase was partially offset by lower margins driven by product mix from our projects and integration-based server solutions.
Our gross profit increased in fiscal year 2019, as compared to the prior fiscal year, primarily due to product mix, including higher yielding project and integration-based transactions, and broad-based growth across our product portfolio, primarily in the United States. This increase was partially offset by net unfavorable foreign currency translation. The increase in gross margin during the fiscal year ended November 30, 2019 was also attributable to an increase in our revenue generated from sales of products where revenue is reported on a net basis by recognizing the margins earned in revenue with no associated cost of revenue.
Selling, General and Administrative Expenses

	Fiscal Years Ended November 30,			Percent Change
	2020	2019	2018	2020 to 2019	2019 to 2018
	(in thousands)
Selling, general and administrative expenses	$672,516	$637,830	$591,106	5.4%	7.9%
Percentage of revenue	3.37%	3.34%	3.41%
Our selling, general and administrative expenses consist primarily of personnel costs such as salaries, commissions, bonuses, share-based compensation and temporary personnel costs. Selling, general and administrative expenses also include cost of warehouses, delivery centers and other non-integration
facilities, utility expenses, legal and professional fees, depreciation on certain of our capital equipment, bad debt expense, and amortization of our non-technology
related intangible assets, and marketing expenses, offset in part by reimbursements from our OEM suppliers.
Selling, general and administrative expenses increased in fiscal year 2020, compared to fiscal year 2019, primarily due to an increase in allowance for doubtful accounts and higher salaries and employee related expenses due to
COVID-19.
Incremental costs related to
COVID-19
were approximately $33 million for fiscal year 2020. In addition, we incurred $7.4 million in transaction costs related to the Separation of Concentrix. These increases were partially offset by a $3.7 million decrease in amortization of intangible assets. Our selling, general and administrative expenses as a percentage of revenue in fiscal year 2020, was consistent with the prior fiscal year.

Selling, general and administrative expenses increased in fiscal year 2019, compared to fiscal year 2018, primarily due to an increase in investments in our associates to support growth and incremental bad debt provision for specific customers, partially offset by a decrease in amortization of intangible assets and acquisition-related and integration expenses. Scale efficiencies resulted in a decrease in selling, general and administrative expenses as a percentage of segment revenue in the current year, compared to the prior year period.
Operating Income

	Fiscal Years Ended November 30,			Percent Change
	2020	2019	2018	2020 to 2019	2019 to 2018
	(in thousands)
Operating income	$521,341	$519,429	$405,474	0.4%	28.1%
Operating margin	2.61%	2.72%	2.34%
Operating income increased during fiscal year 2020, compared to the prior year, primarily due to broad based growth, decreases in the amortization of intangible assets and transaction-related expenses. These increases were offset by the impact of
COVID-19
related incremental costs associated with allowances for doubtful accounts and higher salary and employee related costs. Operating margin in our business decreased due to product mix.
Operating income and margin increased during fiscal year 2019, compared to the prior year, due to broad-based growth, higher operating income from our systems design and integration solutions and a decrease in the amortization of intangible assets and acquisition-related and integration expenses.
Interest Expense and Finance Charges, Net

	Fiscal Years Ended November 30,			Percent Change
	2020	2019	2018	2020 to 2019	2019 to 2018
	(in thousands)
Interest expense and finance charges, net	$79,023	$74,225	$46,436	6.5%	59.8%
Percentage of revenue	0.40%	0.39%	0.27%
Amounts recorded in interest expense and finance charges, net, consist primarily of interest expense paid on our lines of credit and term loans, fees associated with third party accounts receivable flooring arrangements and the sale or pledge of accounts receivable through our securitization facilities, offset by income earned on our cash investments.
The increase in our interest expense and finance charges net, during the fiscal year 2020, compared to the prior year, was primarily due to increased financing activities related to growth in the business and the planned Separation of Concentrix.
The increase in our interest expense and finance charges, net, during the fiscal year 2019, compared to the prior year, was due to an increase in our average borrowings during fiscal year 2019, as compared to the prior year, as well as a higher interest rate environment.
Other Income (Expense), Net

	Fiscal Years Ended November 30,			Percent Change
	2020	2019	2018	2020 to 2019	2019 to 2018
	(in thousands)
Other income (expense), net	$(6,172)	$28,083	$(13,369)	-122.0%	310.1%
Percentage of revenue	(0.03)%	0.15%	(0.08)%
Amounts recorded as other income (expense), net include foreign currency transaction gains and losses other than on cash flow hedges, investment gains and losses, non-service
component of pension costs, debt extinguishment gains and losses and other non-operating
gains and losses, such as settlements received from class actions lawsuits and realization of contingent assets.
Other income (expense), net decreased during the fiscal year ended November 30, 2020, compared to the prior year, primarily due to a gain of $19.0 million upon the settlement of contingent consideration related to our acquisition of Westcon-Comstor Americas in an earlier year and a gain of $11.1 million recorded upon realization of contingent sales-tax
assets related to the Westcon-Comstor Americas acquisition recorded in fiscal year 2019. In addition, other income (expense), net in fiscal year 2020 decreased compared to the prior year due to the write-off
of $2.2 million of deferred financing costs associated with the $1.2 billion partial prepayment of our term loans on November 30, 2020 in preparation of the Separation on December 1, 2020.

During the year ended November 30, 2019, net other income (expense) increased from net other (expense) of $9.0 million in the prior year to a net other income of $30.4 million, primarily due to a gain of $19.0 million upon the settlement of contingent consideration related to our acquisition of Westcon-Comstor Americas in fiscal year 2017, a gain of $11.1 million recorded upon realization of contingent sales-tax
assets related to the Westcon-Comstor Americas acquisition, and net foreign currency exchange gains of $1.6 million in the current year compared to net foreign currency exchange losses of $ 16.4 million, mainly in our Latin American businesses, in the prior year.
Provision for Income Taxes

	Fiscal Years Ended November 30,			Percent Change
	2020	2019	2018	2020 to 2019	2019 to 2018
	(in thousands)
Provision for income taxes	$101,609	$111,113	$101,117	-8.6%	9.9%
Percentage of income before income taxes	23.30%	23.48%	29.25%
Income taxes consist of our current and deferred tax expense resulting from our income earned in domestic and foreign jurisdictions.
Our income tax expense decreased during the fiscal year ended November 30, 2020, as compared to the prior year, due to the decrease in our effective tax rate. The effective tax rate for fiscal year 2020 was lower compared to the prior year, due to the benefit from the exercise of employee stock options and reversal of uncertain tax positions. The comparative decrease in the effective tax rate for fiscal year 2020 was partially offset by the favorable impact of a nontaxable contingent consideration gain recorded in the prior year period related to the fiscal year 2017 Westcon-Comstor Americas acquisition.
Our income tax expense increased during fiscal year ended November 30, 2019, as compared to the prior year, due to the increase in our income before taxes. The effective tax rate for year ended November 30, 2019 decreased, compared to the prior year, primarily due to the impact of the reduction in federal income tax rates due to Tax Cuts and Jobs Act of 2017 (“TCJA”), the mix of income earned in different tax jurisdictions, and the favorable impact of the non-taxable
gain upon the settlement of contingent consideration related to the acquisition of Westcon-Comstor Americas in fiscal year 2017. Additionally, the effective tax rate decreased in fiscal year 2019, compared to the prior year, due to the discrete impact of a net tax charge of $15.1 million related to the TCJA in the prior year period. This charge included $34.0 million of transition tax expense for mandatory repatriation, partially offset by $18.9 million of tax benefit from the remeasurement of our net deferred tax balance to the new U.S. tax rate enacted under the TCJA.
Discontinued Operations

	Fiscal Years Ended November 30,			Percent Change
	2020	2019	2018	2020 to 2019	2019 to 2018
	(in thousands)
Income from discontinued operations, net of taxes	$194,622	$138,538	$55,429	40.5%	149.9%
Percentage of revenue	0.97%	0.73%	0.32%
Income from discontinued operation includes net income from Concentrix during fiscal year ended November 30, 2020, 2019 and 2018, prior to Separation on December 1, 2020.
See
Note 17
- Discontinued Operations of the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 to our Current Report on Form 8-K for further details.

Liquidity and Capital Resources
Cash Conversion Cycle

		Three Months Ended
		November 30, 2020	November 30, 2019	November 30, 2018
		(Amounts in thousands)
Days sales outstanding (“DSO”)
Revenue	(a)	$6,118,836	$5,374,241	$4,576,491
Accounts receivable, net	(b)	2,791,703	2,995,610	2,696,851

Days sales outstanding	(c) = (b)/((a)/the number of days during the period)	42	51	54

Days inventory outstanding (“DIO”)
Cost of revenue	(d)	$5,752,179	$5,036,301	$4,302,466
Inventories	(e)	2,684,076	2,546,115	2,391,593

Days inventory outstanding	(f) = (e)/((d)/the number of days during the period)	42	46	51

Days payable outstanding (“DPO”)
Cost of revenue	(g)	$5,752,179	$5,036,301	$4,302,466
Accounts payable	(h)	3,751,240	3,104,886	3,001,802

Days payable outstanding	(i) = (h)/((g)/the number of days during the period)	59	56	63

Cash conversion cycle (“CCC”)	(j) = (c)+(f)-(i)	25	41	42
Cash Flows
Our business is working capital intensive. Our working capital needs are primarily to finance accounts receivable and inventory. We rely heavily on term loans, accounts receivable arrangements, our securitization programs and our revolver programs for our working capital needs. We have financed our growth and cash needs to date primarily through cash generated from operations and financing activities. As a general rule, when sales volumes are increasing, our net investment in working capital dollars typically increases, which generally results in decreased cash flow generated from operating activities. Conversely, when sales volume decreases, our net investment in working capital dollars typically decreases, which generally results in increases in cash flows generated from operating activities. We calculate CCC as days of the last fiscal quarter’s sales outstanding in accounts receivable plus days of supply on hand in inventory, less days of the last fiscal quarter’s direct cost outstanding in accounts payable. Our CCC was 25 days, 41 days and 42 days at the end of fiscal years 2020, 2019 and 2018, respectively. The decrease in fiscal year 2020, compared to the prior two years, was primarily due to efficient collections of accounts receivable and faster turnover of our inventories in the Company. In addition, our DPO was impacted by the timing of payments of accounts payable in our business.
To increase our market share and better serve our customers, we may further expand our operations through investments or acquisitions. We expect that such expansion would require an initial investment in working capital, personnel, facilities and operations. These investments or acquisitions would likely be funded primarily by our existing cash and cash equivalents, additional borrowings, or the issuance of securities.
Our Consolidated Statements of Cash Flows include both continuing and discontinued operations. See
Note 17
- Discontinued Operations of the Consolidated Financial Statements for further details.
Net cash provided by operating activities was $1.834 billion during fiscal year 2020, primarily due to net income of $529.2 million, adjustments for non-cash
items of $393.7 million, decreases in accounts receivable of $12.7 million and receivables from vendors of $79.8 million, an increase in accounts payable of $685.0 million and a net change of $262.8 million in other operating assets and liabilities. These cash inflows were partially offset by an increase in inventories of $128.8 million. The decrease in accounts receivable and vendor receivables is primarily due to an improvement in our collections in our business. Notwithstanding the current economic uncertainties due to the impact of
COVID-19,
DSO in our business decreased by approximately 9 days from the end of fiscal year 2019. This decrease in accounts receivable was largely due to the impact of
COVID-19.
The increase in accounts payable and cash inflow from changes in other operating assets and liabilities reflects primarily efficient working capital management in our business. Operating liabilities also increased favorably impacting our business. The increase in inventories was driven by growth in our larger projects and integration-based server solutions. The adjustments for non-cash
items consist primarily of amortization and depreciation, provision for doubtful accounts, share-based compensation expense, unrealized foreign exchange losses, amortization of deferred financing costs and a deferred tax benefit.

Net cash provided by operating activities was $549.9 million during fiscal year 2019, primarily due to net income of $500.7 million, adjustments for non-cash
items of $410.6 million, an increase in accounts payable of $98.4 million, and a net change in other operating assets and liabilities of $46.5 million. These cash inflows were partially offset by an increase in accounts receivable and receivables from vendors of $353.1 million and an increase in inventories of $153.1 million. The increase in accounts receivable, including receivables from vendors, inventories and accounts payable was driven by growth in our business The adjustments for non-cash
items consist primarily of amortization and depreciation, provision for doubtful accounts, stock-based compensation expense, a gain recorded upon the settlement of contingent consideration related to our Westcon-Comstor Americas acquisition in fiscal year 2017 and a deferred tax benefit.
Net cash provided by operating activities was $100.7 million in fiscal year 2018, primarily generated from our net income of $300.0 million, adjustments for non-cash
items of $204.7 million, an increase in accounts payable of $382.0 million and the net change in other assets and liabilities of $95.5 million, partially offset by an increase in accounts receivable and receivable from vendors of $515.0 million, and an increase in inventories of $366.4 million. The increase in accounts payable and inventories was primarily due to growth in our business especially in the United States. The increase in accounts receivable was due to the growth in our business. The adjustments for non-cash
items primarily consist of $225.3 million of depreciation and amortization expense, stock-based compensation expense of $22.7 million. These non-cash
expenses were partially offset by a deferred tax benefit of $47.1 million, including $26.7 million related to the remeasurement of deferred tax assets and liabilities to the new U.S. tax rate due to the enactment of the TCJA, and gains of $10.0 million related to acquisition of Convergys Corporation in fiscal year 2018 which is now included in discontinued operations. These gains represent the changes in the fair value of the conversion spread of convertible debentures assumed in connection with the acquisition of Convergys and extinguishment gains on settlement of certain of those debentures.
Net cash used in investing activities in fiscal year 2020 was $209.5 million, primarily due to capital expenditures of $198.0 million related to infrastructure investments to support growth in both of our business segments and $5.6 million of cash paid related to the settlement of employee stock-based awards assumed under the Convergys acquisition, being paid in accordance with the original vesting schedule.
Net cash used in investing activities in fiscal year 2019 was $146.8 million, primarily due to capital expenditures of $137.4 million, principally related to infrastructure investments to support the anticipated growth in our business and from $9.4 million of cash paid related to the settlement of employee stock-based awards assumed under the Convergys acquisition.
Net cash used in investing activities in fiscal year 2018 was $1.2 billion, primarily due to payments of $1.1 billion, net of cash acquired, for the acquisition of the Convergys and $125.3 million invested in capital expenditures primarily to support growth in our design and integration solutions business as well as discontinued operations. These outflows were partially offset by the sale of approximately $12.9 million of trading securities related to a non-qualified,
unfunded executive deferred compensation plan acquired as part of the Convergys acquisition and terminated subsequently.
Net cash used in financing activities in fiscal year 2020 was $291.7 million, primarily due to net repayments of $262.6 million under our borrowing arrangements. Cash generated from our operations was used to pay down revolving lines of credit and scheduled quarterly repayments of our term loans. In addition, at November 30, 2020, in order to complete the Separation, our Concentrix subsidiary borrowed approximately $1.2 billion under credit facilities it had previously entered into and used substantially all of those funds to eliminate non-trade
intercompany balances and other indebtedness owed by the Concentrix subsidiary to us. These funds were used by our parent company to pay down $1.2 billion in a partial repayment of its outstanding term loans. Our term loan repayments had no impact on our net debt at November 30, 2020. Our borrowings are lower post Separation. In addition, we returned cash to stockholders in the form of dividends of $20.8 million and $3.4 million of repurchases of our common stock during the year, prior to suspension of our dividends program and share repurchases due to the
COVID-19
related economic uncertainties in March 2020. Effective January 2021, our board of directors has reinstated our quarterly dividends.
Net cash used in financing activities in fiscal year 2019 was $631.7 million, primarily due to net repayments of $521.4 million under our borrowing arrangements. Cash generated from our operations was used to pay down revolving lines of credit. During fiscal year 2019, we drew the last tranche of $250.0 million under a term loan facility obtained in fiscal year 2018 for the Convergys acquisition, which was used for the settlement of the remaining amount of convertible debentures assumed as part of this acquisition, and the remainder used for working capital purposes. We also returned cash to stockholders through $76.6 million of dividend payments and $15.2 million of repurchases of our common stock. $14.0 million in cash was used to pay contingent consideration related to our Westcon-Comstor Americas acquisition.
Net cash provided by financing activities in fiscal year 2018 was $1.0 billion, consisting primarily of proceeds of $1.1 billion from borrowings, net of repayments and debt discount and issuance costs. The net borrowings increase was to fund the acquisition of Convergys and to support growth in our business. The cash inflow was partially offset by $66.0 million of repurchases of our common stock and dividend payments of $59.7 million. During the year, we obtained a term loan facility of $1.8 billion to fund the Convergys acquisition, the related refinancing or settlement of Convergys’ debt and payment of related fees and expenses. By November 30, 2018, we had drawn $1.6 billion of this term loan, of which approximately $1.2 billion was utilized to pay for the acquisition and approximately $313.8 million was utilized for settlement of Convergys’ assumed debt.

We believe our current cash balances and credit availability are sufficient to support the operating activities for at least the next twelve months.
Capital Resources
Our cash and cash equivalents totaled $1.4 billion and $145.9 million as of November 30, 2020 and 2019, respectively. Of our total cash and cash equivalents, the cash held by our international subsidiaries was $434.8 million and $140.5 million as of November 30, 2020 and 2019, respectively. Our cash and cash equivalents held by international subsidiaries are no longer subject to U.S. federal tax on repatriation into the United States. Repatriation of some foreign balances is restricted by local laws. Historically, we have fully utilized and reinvested all foreign cash to fund our foreign operations and expansion. If in the future our intentions change, and we repatriate the cash back to the United States, we will report in our consolidated financial statements the impact of state and withholding taxes depending upon the planned timing and manner of such repatriation. Presently, we believe we have sufficient resources, cash flow and liquidity within the United States to fund current and expected future working capital, investment and other general corporate funding requirements, including the impact of the separation of our Concentrix segment.
We believe that our available cash and cash equivalents balances, the cash flows expected to be generated from operations and our existing sources of liquidity, will be sufficient to satisfy our current and planned working capital and investment needs, for the next twelve months in all geographies. We also believe that our longer-term working capital, planned capital expenditures, anticipated stock repurchases, dividend payments and other general corporate funding requirements will be satisfied through cash flows from operations and, to the extent necessary, from our borrowing facilities and future financial market activities.
Historically, we have renewed our accounts receivable securitization program and our U.S. credit facility agreement described below on, or prior to, their respective expiration dates. We have no reason to believe that these and other arrangements will not be renewed or replaced as we continue to be in good credit standing with the participating financial institutions. We have had similar borrowing arrangements with various financial institutions throughout our years as a public company.
On-Balance
Sheet Arrangements
In the United States, we have an accounts receivable securitization program to provide additional capital for our operations (the “U.S. AR Arrangement”). Under the terms of the U.S. AR Arrangement, which has a maturity date of May 2022, our subsidiary, which is the borrower under this facility, can borrow up to a maximum of $650.0 million based upon eligible trade accounts receivable. In addition, the U.S. AR Arrangement includes an accordion feature to allow requests for an increase in the lenders’ commitment by an additional $150.0 million. The effective borrowing cost under the U.S. AR Arrangement is a blended rate based upon the composition of the lenders that included prevailing dealer commercial paper rates and a rate based upon LIBOR. In addition, a program fee of 1.25% per annum is payable on the used portion of the lenders’ commitment, in the case of lender groups who fund their advances based on prevailing commercial paper rates, and 1.30% per annum in the case of lender groups who fund their advances based on LIBOR (subject to a 0.50% per annum floor). A facility fee is payable on the adjusted commitment of the lenders, to accrue at different tiers ranging between 0.35% per annum and 0.45% per annum depending on the amount of outstanding advances from time to time.
Under the terms of the U.S. AR Arrangement, we and two of our U.S. subsidiaries sell, on a revolving basis, our receivables to a wholly-owned, bankruptcy-remote subsidiary. The borrowings are funded by pledging all of the rights, title and interest in the receivables acquired by our bankruptcy-remote subsidiary as security. Any amounts received under the U.S. AR Arrangement are recorded as debt on our Consolidated Balance Sheets. As of November 30, 2020, there were no borrowings outstanding under this facility. As of November 30, 2019, $108.0 million was outstanding under the U.S. AR Arrangement.
In Canada, we have an accounts receivable securitization program with a bank to provide additional capital for operations. Under the terms of this program, as renewed in March 2020, SYNNEX Canada Limited (“SYNNEX Canada”) can borrow up to CAD100.0 million, or $76.9 million, in exchange for the transfer of eligible trade accounts receivable, on an ongoing revolving basis through May 2023. The program includes an accordion feature that allows us to request an increase in the bank’s commitment by an additional CAD50.0 million, or $38.4 million. Any amounts received under this arrangement are recorded as debt on our Consolidated Balance Sheets and are secured by pledging all of the rights, title and interest in the receivables to the bank. We guarantee the performance obligations of SYNNEX Canada under this arrangement. The effective borrowing cost is based on the weighted-average of the Canadian Dollar Offered Rate plus a margin of 1.00% per annum and the prevailing lender commercial paper rates. In addition, prior to an event of termination, SYNNEX Canada is obligated to pay a program fee of 0.75% per annum based on the used portion of the commitment. After an event of termination, the program fee shall be the sum of the base rate and 2.50% per annum, based on the used portion of the commitment. SYNNEX Canada pays a fee of 0.40% per annum for any unused portion of the commitment up to CAD60.0 million, or $46.1 million, and when the unused portion exceeds CAD60.0 million, or $46.1 million, a fee of 0.55% per annum on the remaining unused commitment. As of both November 30, 2020 and 2019, there was no outstanding balance under this arrangement.

SYNNEX Japan has a credit agreement with a group of banks for a maximum commitment of JPY15.0 billion or $143.8 million. The credit agreement is comprised of a JPY7.0 billion, or $67.1 million, term loan and a JPY8.0 billion, or $76.7 million, revolving credit facility and expires in November 2021. The interest rate for the term loan and revolving credit facility is based on the Tokyo Interbank Offered Rate, plus a margin, which is based on our consolidated leverage ratio, and currently equals 0.70% per annum. The unused line fee on the revolving credit facility is currently 0.10% per annum based on our consolidated current leverage ratio. The term loan can be repaid at any time prior to the expiration date without penalty. We have guaranteed the obligations of SYNNEX Japan under this facility. As of November 30, 2020, and 2019, the balance outstanding under the term loan component of this facility was $67.1 million and $63.9 million, respectively. Balance outstanding under the revolving credit facility was $31.6 million and $5.9 million as of November 30, 2020 and 2019, respectively.
In the United States, we have a senior secured credit agreement (as amended, the “U.S. Credit Agreement”) with a group of financial institutions. The U.S. Credit Agreement includes a $600.0 million commitment for a revolving credit facility and a term loan in the original principal amount of $1.2 billion. We can request incremental commitments to increase the principal amount of the revolving line of credit or term loan by $500.0 million, plus an additional amount which is dependent upon our pro forma first lien leverage ratio, as calculated under the U.S. Credit Agreement. The U.S. Credit Agreement matures in September 2022. At November 30, 2020, in connection with Separation, we partially repaid $535.0 million of the term loan, using funds drawn by Concentrix from its borrowing arrangements. The remaining outstanding principal of the term loan is payable on maturity. Interest on borrowings under the U.S. Credit Agreement can be based on LIBOR or a base rate at our option, plus a margin. The margin for LIBOR loans ranges from 1.25% to 2.00% and the margin for base rate loans ranges from 0.25% to 1.00%, provided that LIBOR shall not be less than zero. The base rate is a variable-rate which is the highest of (a) the Federal Funds Rate, plus a margin of 0.50%, (b) the rate of interest announced, from time to time, by the agent, Bank of America, N.A., as its “prime rate,” and (c) the Eurodollar Rate, plus 1.00%. The unused revolving credit facility commitment fee ranges from 0.175% to 0.30% per annum. The margins above the applicable interest rates and the revolving commitment fee for revolving loans are based on our consolidated leverage ratio, as calculated under the U.S. Credit Agreement. Our obligations under the U.S. Credit Agreement are secured by substantially all of the parent company’s and its United States domestic subsidiaries’ assets on a pari passu basis with the interests of the lenders under the U.S. Term Loan Credit Agreement (defined below) pursuant to an intercreditor agreement and are guaranteed by certain of our United States domestic subsidiaries. As of November 30, 2020, and 2019, the balance outstanding under the term loan component of the U.S. Credit Agreement was $0.5 billion and $1.1 billion, respectively. There were no borrowings outstanding under the revolving line of credit under the U.S. Credit Agreement as of November 30, 2020. As of November 30, 2019, the balance outstanding under the revolving line of credit component of the U.S. Credit Agreement was $25.8 million.
We have a senior secured term loan credit agreement (the “U.S. Term Loan Credit Agreement”) with a group of financial institutions, in the original principal amount of $1.8 billion. The U.S. Term Loan Credit Agreement matures in October 2023. On November 30, 2020, we partially repaid $665.0 million of the term loan, using funds drawn by Concentrix from its borrowing arrangements. The remaining outstanding principal amount of the term loan is payable on maturity. The term loan can be repaid at any time prior to the maturity date without penalty. Interest on borrowings under the U.S. Term Loan Credit Agreement can be based on LIBOR or a base rate at our option, plus a margin. The margin for LIBOR loans ranges from 1.25% to 1.75% and the margin for base rate loan ranges from 0.25% to 0.75%, provided that LIBOR shall not be less than zero. The base rate is a variable-rate which is the highest of (a) 0.5% plus the greater of (x) the Federal Funds Rate in effect on such day and (y) the overnight bank funding rate in effect on such day, (b) the Eurodollar Rate plus 1.0% per annum, and (c) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. During the period in which the term loans were available to be drawn, we paid term loan commitment fees. The margins above our applicable interest rates are, and the term loan commitment fee were, based on our consolidated leverage ratio as calculated under the U.S. Term Loan Credit Agreement. Our obligations under the U.S. Term Loan Credit Agreement are secured by substantially all of the parent company and certain of its domestic subsidiaries’ assets on a pari passu basis with the interests of the lenders under the existing U.S. Credit Agreement pursuant to an intercreditor agreement, and are guaranteed by certain of our domestic subsidiaries. As of November 30, 2020 and 2019, the balance outstanding under the U.S. Term Loan Credit Agreement was $1.0 billion and $1.7 billion, respectively.
SYNNEX Canada has an uncommitted revolving line of credit with a bank under which it can borrow up to CAD50.0 million, or $38.4 million. Borrowings under the facility are secured by eligible inventory and bear interest at a base rate plus a margin ranging from 0.50% to 2.25% depending on the base rate used. The base rate could be a Banker’s Acceptance Rate, a Canadian Prime Rate, LIBOR or U.S. Base Rate. As of both November 30, 2020 and 2019, there were no borrowings outstanding under this credit facility.
Other borrowings and term debt include lines of credit with financial institutions at certain locations outside the United States, factoring of accounts receivable with recourse provisions, capital leases, a building mortgage and book overdrafts. As of November 30, 2020, commitments for these revolving credit facilities aggregated $47.9 million. Interest rates and other terms of borrowing under these lines of credit vary by country, depending on local market conditions. Borrowings under these facilities are guaranteed by us or secured by eligible accounts receivable. As of November 30, 2020, and 2019, the balances outstanding under these revolving credit facilities were $25.8 million and $6.0 million, respectively.
The maximum commitment amounts for local currency credit facilities have been translated into United States Dollars at November 30, 2020 exchange rates.

Off-Balance
Sheet Arrangements
We have financing programs in the United States and Japan under which trade accounts receivable of certain customers may be sold to financial institutions. Available capacity under these programs is dependent upon the level of our trade accounts receivable eligible to be sold into these programs and the financial institutions’ willingness to purchase such receivables. At November 30, 2020 and 2019, we had a total of $21.4 million and $35.1 million, respectively, of trade accounts receivable sold to and held by the financial institutions under these programs.
Covenant Compliance
Our credit facilities have a number of covenants and restrictions that, among other things, require us to maintain specified financial ratios and satisfy certain financial condition tests. They also limit our ability to incur additional debt, make intercompany loans, pay dividends and make other types of distributions, make certain acquisitions, repurchase our stock, create liens, cancel debt owed to us, enter into agreements with affiliates, modify the nature of our business, enter into sale-leaseback transactions, make certain investments, enter into new real estate leases, transfer and sell assets, cancel or terminate any material contracts and merge or consolidate. As of November 30, 2020, we were in compliance with all material covenants for the above arrangements.
Contractual Obligations
Our contractual obligations consist of future payments due under our loans, payments for our operating lease arrangements and repatriation tax under the Tax Cuts and Jobs Act of 2017 (“TCJA”), which are already recorded on our Consolidated Balance Sheet. In addition, our contractual obligations include interest on our debt and guarantees. The following table summarizes our contractual obligations at November 30, 2020:

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	> 5 Years
	(in thousands)
Contractual Obligations:
Principal debt payments	$1,625,043	$124,958	$1,500,085	$—	$—
Interest on debt	168,237	67,784	100,453	—	—
Repatriation tax under the TCJA	40,461	—	2,475	37,987	—
Non-cancellable operating leases	83,135	22,634	33,696	15,618	11,187

Total	$1,916,876	$215,376	$1,636,709	$53,605	$11,187

Principal debt payments assume the repayment of our revolving lines of credit within a year. Interest on debt, in the table above, includes estimated interest on our term loans and revolving credit facilities at rates of interest applicable at the end of our fiscal year,
We are contingently liable under agreements, without expiration dates, to repurchase repossessed inventory acquired by flooring companies as a result of default on floor plan financing arrangements by our customers. There have been no repurchases through November 30, 2020 under these agreements and we are not aware of any pending customer defaults or repossession obligations. As we do not have access to information regarding the amount of inventory purchased from us still on hand with the customer at any point in time, our repurchase obligations relating to inventory cannot be reasonably estimated. As of November 30, 2020, and 2019, accounts receivable subject to flooring arrangements were $49.5 million and $69.6 million, respectively. For more information on our third-party revolving short-term financing arrangements, see
Note 8
- Accounts Receivable Arrangements to the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 to our Current Report on Form 8-K.
As of November 30, 2020, we have established a reserve of $12.5 million for unrecognized tax benefits.
As we are unable to reasonably predict the timing of settlement of these guarantees and the reserve for unrecognized tax benefits, the table above excludes such liabilities.
In addition, refer to
Note 18
- Subsequent Events for contractual obligations under the Merger Agreement and Credit Agreement entered in relation to our proposed Merger of Tech Data.
Related Party Transactions
We have a business relationship with MiTAC Holdings, a publicly-traded company in Taiwan, which began in 1992 when MiTAC Holdings became our primary investor through its affiliates. As of both November 30, 2020 and 2019, MiTAC Holdings and its affiliates beneficially owned approximately 18% of our outstanding common stock. Mr. Matthew Miau, the Chairman Emeritus of our Board of Directors and a director, is the Chairman of MiTAC Holdings’ and a director or officer of MiTAC Holdings’ affiliates.

The shares owned by MiTAC Holdings are held by the following entities:

As of November 30, 2020
(shares in thousands)
MiTAC Holdings(1)	5,300
Synnex Technology International Corp.(2)	3,860

Total	9,160

(1)
Shares are held via Silver Star Developments Ltd., a wholly-owned subsidiary of MiTAC Holdings. Excludes 190 shares held directly by Mr. Miau, 217 shares indirectly held by Mr. Miau through a charitable remainder trust, and 190 shares held by his spouse.

(2)
Synnex Technology International Corp. (“Synnex Technology International”) is a separate entity from us and is a publicly-traded corporation in Taiwan. Shares are held via Peer Development Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC Holdings owns a noncontrolling interest of 8.7% in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a noncontrolling interest of 15.2% in Synnex Technology International. Neither MiTAC Holdings nor Mr. Miau is affiliated with any person(s), entity, or entities that hold a majority interest in MiTAC Incorporated.

MiTAC Holdings generally has influence over us regarding matters submitted to stockholders for consideration, including any merger or acquisition of ours. Among other things, this could have the effect of delaying, deterring or preventing a change of control over us.
We purchased inventories and services from MiTAC Holdings and its affiliates totaling $211.9 million, $173.4 million and $217.4 million during fiscal years 2020, 2019 and 2018, respectively. Our sales to MiTAC Holdings and its affiliates during fiscal years 2020, 2019 and 2018 totaled $0.8 million, $0.8 million and $2.4 million, respectively. In addition, we made payments of $0.1 million and $41 thousand to MiTAC Holdings and its affiliates for reimbursement of rent and overhead costs for facilities used by us during fiscal year ended November 30, 2020 and 2019, respectively. We received reimbursements of rent and overhead costs for facilities used by MiTAC Holdings and its affiliates amounting to $0.1 million during fiscal years ended November 30, 2018.
Our business relationship with MiTAC Holdings and its affiliates has been informal and is generally not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments. We negotiate pricing and other material terms on a case-by-case
basis with MiTAC Holdings. We have adopted a policy requiring that material transactions with MiTAC Holdings or its related parties be approved by our Audit Committee, which is composed solely of independent directors. In addition, Mr. Miau’s compensation is approved by the Nominating and Corporate Governance Committee, which is also composed solely of independent directors.
Synnex Technology International is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also our potential competitor. MiTAC Holdings and its affiliates are not restricted from competing with us.
Recently Issued Accounting Pronouncements
For a summary of recent accounting pronouncements and the anticipated effects on our consolidated financial statements see
Note 2
- Summary of Significant Accounting Policies to the Consolidated Financial Statements, which can be found under Item 8 of this Exhibit 99.1 to our Current Report on Form 8-K.
Item 7A.
Quantitative and Qualitat
ive Disclosures about Market Risk
Foreign Currency Risk
We are exposed to foreign currency risk in the ordinary course of business. We manage cash flow exposures for our major countries and the foreign currency impact of assets and liabilities denominated in non-functional
currencies using a combination of forward contracts. Principal currencies hedged are the Japanese Yen, the Canadian Dollar, the Brazilian Real, the Chinese Yuan, the Euro, the Colombian Peso, the British pound, and the Chilean peso. We do not hold or issue derivative financial instruments for trading purposes.

The following table presents the hypothetical changes in fair values of our outstanding foreign currency derivative instruments as of November 30, 2020 and 2019, arising from an instantaneous strengthening or weakening of the U.S. dollar by 5%, 10% and 15% (in thousands).

	Loss on Derivative Instruments Given a Weakening of U.S. dollar by X Percent			Gain (Loss) Assuming No Change in Exchange Rate	Gain on Derivative Instruments Given a Strengthening of U.S. dollar by X Percent
	15%	10%	5%		5%	10%	15%
Forward contracts at November 30, 2020	$(48,022)	$(31,306)	$(16,349)	$(2,888)	$9,291	$20,363	$32,037

Forward contracts at November 30, 2019	$(7,865)	$(6,259)	$(4,822)	$(3,529)	$(2,359)	$(1,295)	$156

Our foreign exchange contracts have typical maturities of twelve months or less and are executed to protect us against foreign currency exposure pertaining to receivables, payables and intercompany transactions that are denominated in currencies different from the functional currencies of the respective entities. These contracts are marked-to-market
and any material gains and losses on our hedge contracts resulting from a hypothetical, instantaneous change in the strength of the U.S. dollar would be significantly offset by mark-to-market
gains and losses on the corresponding assets and liabilities being hedged.
Interest Rate Risk
Our exposure to changes in interest rates relates primarily to our outstanding debt obligations which have floated relative to major interest rate benchmarks in the United States, Canada and Japan. We are most sensitive to fluctuations in U.S. interest rates, changes which affect the costs associated with hedging and interest paid on our debt.
To manage interest rate risk on the U.S. dollar-denominated floating-rate debt, we have entered into interest rate swaps with aggregate notional amounts of $1.6 billion and $2.0 billion as of November 30, 2020 and 2019 respectively, which effectively converted a portion of the floating rate debt to a fixed interest rate. Substantially, all of our interest rate swaps are accounted as cash flow hedges. A 15% variation in our interest rates would not have a material impact on the fair value of our swaps.
The following tables present hypothetical interest expense related to our outstanding borrowings with variable interest rates (after considering the impact of the above mentioned swaps) for the years ended November 30, 2020 and 2019, arising from hypothetical parallel shifts in the respective countries’ yield curves, of plus or minus 5%, 10% and 15% (in thousands).

	Interest Expense Given an Interest Rate Decrease by X Percent			Actual Interest Expense Assuming No Change in Interest Rate	Interest Expense Given an Interest Rate Increase by X Percent
	15%	10%	5%		5%	10%	15%
SYNNEX US	$112,255	$112,716	$113,177	$113,638	$114,099	$114,560	$115,021
SYNNEX Canada	812	816	819	823	826	830	834
SYNNEX Japan	1,718	1,721	1,724	1,727	1,730	1,733	1,736

Total for the year ended November 30, 2020	$114,785	$115,253	$115,720	$116,188	$116,655	$117,123	$117,591

	Interest Expense Given an Interest Rate Decrease by X Percent			Actual Interest Expense Assuming No Change in Interest Rate	Interest Expense Given an Interest Rate Increase by X Percent
	15%	10%	5%		5%	10%	15%
SYNNEX US	$145,869	$149,180	$152,490	$155,801	$159,111	$162,422	$165,732
SYNNEX Canada	686	690	695	699	703	708	712
SYNNEX Japan	1,125	1,130	1,135	1,141	1,146	1,152	1,157

Total for the year ended November 30, 2019	$147,680	$151,000	$154,320	$157,641	$160,960	$164,282	$167,601

Equity Price Risk
The equity price risk associated with our marketable equity securities as of November 30, 2020 and 2019 is not material in relation to our consolidated financial position, results of operations or cash flows. Marketable equity securities include shares of common stock and are recorded at fair market value based on quoted market prices. Gains and losses on marketable equity securities are included in earnings.

Item 8.	Financial Statemen ts and Supplementary Data

Financial statement schedules not listed above are either omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or in the Notes thereto.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
SYNNEX Corporation:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of SYNNEX Corporation and subsidiaries (the Company) as of November 30, 2020 and 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three year period ended November 30, 2020, and the related notes and financial statement Schedule II – Valuation and Qualifying Accounts (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three year period ended November 30, 2020, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for leases as of December 1, 2019 due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification Topic 842,
Leases
.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Sufficiency of audit evidence over revenue
As discussed in Notes 11 and 17 to the consolidated financial statements, and presented in the consolidated statements of operations, the Company reported revenue of $24,675,563 thousand (inclusive of revenue recorded in discontinued operations) for the fiscal year ended November 30, 2020.
We identified the evaluation of the sufficiency of audit evidence over revenue as a critical audit matter. The geographical dispersion of distribution and administrative facilities and employees providing revenue generating services required especially subjective auditor judgment in determining the nature and extent of procedures to perform and in evaluating those procedures.
The following are the primary procedures we performed to address this critical audit matter. We applied auditor judgment to determine the nature and extent of procedures to be performed over revenue, including the determination of the locations at which those procedures were to be performed. At each location selected, we performed the following procedures. We evaluated the design and tested the operating effectiveness of certain internal controls related to the recognition of revenue. We tested samples of revenue transactions during the year by comparing the amounts recognized by the Company to relevant underlying documentation such as contracts, shipping documents, or other third-party evidence. We investigated a selection of journal entries that were made by the Company to adjust revenue. We evaluated the sufficiency of the audit evidence obtained over revenue by assessing the results of the procedures performed, including the appropriateness of the determination of locations to perform procedures.

Separation of Concentrix Corporation in a
tax-free
transaction
As discussed in Notes 1 and 18 to the consolidated financial statements, the separation of Concentrix Corporation, a wholly-owned subsidiary of the Company, into a separately publicly-traded company was completed in a tax-free
transaction on December 1, 2020. The Company received a favorable opinion from a third-party with respect to the tax-free
nature of the transaction for federal income tax purposes.
We identified the evaluation of the
tax-free
status relating to the separation of Concentrix Corporation as a critical audit matter. Complex auditor judgment, including the involvement of tax professionals with specialized skills and knowledge, was required to evaluate the Company’s interpretation and application of tax law.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the determination of the tax-free
status of the transaction. This included controls related to the Company’s interpretation and application of relevant tax law and determination of tax-free
status. We involved tax professionals with specialized skills and knowledge who assisted in reading the favorable opinion and basis of conclusions received by the Company from a third-party and performing an evaluation of the tax treatment of the transaction to assess the Company’s interpretation and application of relevant tax law.
/s/ KPMG LLP
We have served as the Company’s auditor since 2012.
Santa Clara, California
January 28, 2021, except for Note 17, as to which the date is August 31, 2021

SYNNEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(currency and share amounts in thousands, except par value)

	November 30, 2020	November 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,412,016	$145,873
Accounts receivable, net	2,791,703	2,995,610
Receivables from vendors, net	286,327	368,505
Inventories	2,684,076	2,546,115
Other current assets	173,940	199,952
Current assets of discontinued operations	1,421,065	1,196,937

Total current assets	8,769,127	7,452,992
Property and equipment, net	157,645	158,433
Goodwill	423,885	425,074
Intangible assets, net	186,047	228,089
Deferred tax assets	39,636	32,660
Other assets, net	138,070	46,562
Noncurrent assets of discontinued operations	3,754,180	3,354,150

Total assets	$13,468,590	$11,697,960

LIABILITIES AND EQUITY
Current liabilities:
Borrowings, current	$124,958	$298,962
Accounts payable	3,751,240	3,104,886
Accrued compensation and benefits	103,075	78,951
Other accrued liabilities	618,616	477,300
Income taxes payable	46,363	33,633
Current liabilities of discontinued operations	985,840	613,390

Total current liabilities	5,630,092	4,607,122
Long-term borrowings	1,496,700	2,718,260
Other long-term liabilities	130,296	64,884
Deferred tax liabilities	5,836	24,018
Noncurrent liabilities of discontinued operations	1,866,807	495,226

Total liabilities	9,129,730	7,909,510

Commitments and contingencies ( Note 16 )
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 53,671 and 53,154 shares issued as of November 30, 2020 and 2019, respectively	54	53
Additional paid-in capital	1,591,536	1,545,421
Treasury stock, 2,538 and 2,399 shares as of November 30, 2020 and 2019, respectively	(191,216)	(172,627)
Accumulated other comprehensive income (loss)	(194,571)	(209,077)
Retained earnings	3,133,058	2,624,680

Total stockholders’ equity	4,338,860	3,788,450

Total liabilities and equity	$13,468,590	$11,697,960

(Amounts may not add due to rounding)
The accompanying Notes are an integral part of these Consolidated Financial Statements.

SYNNEX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(currency and share amounts in thousands, except per share amounts)

	Fiscal Years Ended November 30,
	2020	2019	2018
Revenue	$19,977,150	$19,069,970	$17,323,163
Cost of revenue	(18,783,292)	(17,912,711)	(16,326,583)

Gross profit	1,193,858	1,157,258	996,581
Selling, general and administrative expenses	(672,516)	(637,830)	(591,106)

Operating income	521,341	519,429	405,474
Interest expense and finance charges, net	(79,023)	(74,225)	(46,436)
Other income (expense), net	(6,172)	28,083	(13,369)

Income from continuing operations before income taxes	436,146	473,287	345,669
Provision for income taxes	(101,609)	(111,113)	(101,117)

Income from continuing operations	334,538	362,174	244,552
Income from discontinued operations, net of taxes	194,622	138,538	55,429

Net income	$529,160	$500,712	$299,981

Earnings per common share:
Basic
Continuing operations	$6.50	$7.08	$5.88
Discontinued operations	3.78	2.71	1.33

Net income	$10.28	$9.79	$7.21

Diluted
Continuing operations	$6.46	$7.05	$5.85
Discontinued operations	3.76	2.69	1.32

Net income	$10.21	$9.74	$7.17

(Amounts may not add due to rounding)
The accompanying Notes are an integral part of these Consolidated Financial Statements.

SYNNEX CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(currency in thousands)

	Fiscal Years Ended November 30,
	2020	2019	2018
Net income	$529,160	$500,712	$299,981
Other comprehensive income (loss):
Change in unrealized losses of defined benefit plans, net of taxes of $3,749, $5,909 and $0 for fiscal years ended November 30, 2020, 2019 and 2018, respectively.	(8,500)	(27,312)	(2,989)
Reclassification of net (gains) losses to net income, net of tax of $0 for fiscal years ended November 30, 2020, 2019 and 2018.	(300)	1,791	2,039

Total change in unrealized losses of defined benefit plans, net of taxes	(8,800)	(25,521)	(950)

Unrealized gains (losses) on cash flow hedges during the period, net of taxes of $3,981, $15,083 and $(6,532) for fiscal years ended November 30, 2020, 2019 and 2018, respectively.	(16,405)	(52,714)	19,638
Reclassification of net (gains) losses on cash flow hedges to net income, net of tax expense (benefit) of ($880), $3,792 and $1,150 for fiscal years ended November 30, 2020, 2019 and 2018, respectively.	3,190	(11,138)	(3,104)

Total change in unrealized gains (losses) on cash flow hedges, net of taxes	(13,215)	(63,852)	16,534

Foreign currency translation adjustments, net of taxes of $603, $1,767 and $274 for fiscal years ended November 30, 2020, 2019 and 2018, respectively	36,521	8,539	(79,953)

Other comprehensive income (loss)	14,506	(80,834)	(64,369)

Comprehensive income	$543,666	$419,878	$235,612

(Amounts may not add due to rounding)
The accompanying Notes are an integral part of these Consolidated Financial Statements.

SYNNEX CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(currency and share amounts in thousands)

	Common stock		Additional paid-in	Treasury stock		Accumulated other comprehensive	Retained
	Shares	Amount	capital	Shares	Amount	income (loss)	earnings	Total stockholders’ equity
Balances, November 30, 2017	41,092	$41	$467,948	1,419	$(77,133)	$(61,919)	$1,958,361	$2,287,298
Share-based compensation	—	—	22,678	—	—	—	—	22,678
Issuance of common stock on exercise of o ptions, for employee stock purchase plan and vesting of restricted stock, net o f shares withheld for employee taxes	258	—	4,924	68	(6,413)	—	—	(1,489)
Repurchases of common stock	—	—	—	680	(65,987)	—	—	(65,987)
Cash dividends declared	—	—	—	—	—	—	(59,720)	(59,720)
Common stock issued for the acquisition of Convergys, net of stock issuance c osts	11,511	12	1,016,652	—	—	—	—	1,016,664
Other comprehensive income (loss)	—	—	—	—	—	(64,369)	—	(64,369)
Net income	—	—	—	—	—	—	299,981	299,981

Balances, November 30, 2018	52,861	53	1,512,201	2,167	(149,533)	(126,288)	2,198,621	3,435,054
Share-based compensation	—	—	27,959	—	—	—	—	27,959
Issuance of common stock on exercise of options, for employee stock purchase plan and vesting of restricted stock, net of shares withheld for employee taxes	293	—	5,367	72	(7,911)	—	—	(2,544)
Repurchases of common stock	—	—	—	160	(15,184)	—	—	(15,184)
Cash dividends declared	—	—	—	—	—	—	(76,607)	(76,607)
Other comprehensive income (loss)	—	—	—	—	—	(80,834)	—	(80,834)
Cumulative effect of changes in accounting principles	—	—	—	—	—	(1,955)	1,955	—
Stock issuance costs (related to the Convergys acquisition in fiscal year 2018)	—	—	(107)	—	—	—	—	(107)
Net income	—	—	—	—	—	—	500,712	500,712

Balances, November 30, 2019	53,154	53	1,545,421	2,399	(172,627)	(209,077)	2,624,680	3,788,450
Share-based compensation	—	—	33,202	—	—	—	—	33,202
Issuance of common stock on exercise of options, for employee stock purchase plan and vesting of restricted stock, net of shares withheld for employee taxes	517	1	12,913	104	(15,184)	—	—	(2,270)
Repurchases of common stock	—	—	—	35	(3,405)	—	—	(3,405)
Cash dividends declared	—	—	—	—	—	—	(20,782)	(20,782)
Other comprehensive income (loss)	—	—	—	—	—	14,506	—	14,506
Net income	—	—	—	—	—	—	529,160	529,160

Balances, November 30, 2020	53,671	$54	$1,591,536	2,538	$(191,216)	$(194,571)	$3,133,058	$4,338,860

(Amounts may not add due to rounding)
The accompanying Notes are an integral part of these Consolidated Financial Statements.

SYNNEX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(currency in thousands)

	Fiscal Years Ended November 30,
	2020	2019	2018
Cash flows from operating activities:
Net income	$529,160	$500,712	$299,981
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	341,637	372,108	225,287
Share-based compensation	33,202	27,959	22,678
Provision for doubtful accounts	49,281	34,911	7,246
Deferred income taxes	(48,992)	(18,189)	(47,072)
Contingent consideration	—	(19,034)	—
Unrealized foreign exchange (gains) losses	6,406	1,521	8,867
Convertible debt conversion option fair value and extinguishment (gains) losses	—	1,559	(9,996)
Other	12,158	9,719	(2,310)
Changes in operating assets and liabilities, net of acquisition of businesses:
Accounts receivable, net	12,691	(326,681)	(451,188)
Receivables from vendors, net	79,842	(26,389)	(63,831)
Inventories	(128,786)	(153,134)	(366,392)
Accounts payable	685,014	98,392	381,970
Other operating assets and liabilities	262,753	46,465	95,466

Net cash provided by operating activities	1,834,366	549,919	100,706

Cash flows from investing activities:
Proceeds from maturity of held-to-maturity investments	—	—	5,680
Proceeds from sale of trading investments	—	—	12,893
Purchases of property and equipment	(197,965)	(137,423)	(125,305)
Acquisition of businesses (primarily Convergys), net of cash acquired	(5,560)	(9,427)	(1,069,946)
Other	(5,970)	13	(2,914)

Net cash used in investing activities	(209,495)	(146,837)	(1,179,592)

Cash flows from financing activities:
Proceeds from borrowings, net of debt discount and issuance costs ($8,521, $22 and $9,187 in fiscal years ended November 30, 2020, 2019 and 2018, respectively)	5,148,636	7,503,576	10,060,449
Repayments of borrowings	(5,411,247)	(8,024,961)	(8,930,165)
Dividends paid	(20,782)	(76,607)	(59,720)
Increase (decrease) in book overdraft	(2,627)	(1,908)	(1,028)
Repurchases of common stock	(3,405)	(15,184)	(65,987)
Proceeds from issuance of common stock	12,913	5,367	4,924
Repurchases of common stock for tax withholdings on equity awards	(15,184)	(7,911)	(6,413)
Settlement of contingent consideration	—	(13,966)	—
Other	—	(107)	(914)

Net cash provided by (used in) financing activities	(291,696)	(631,701)	1,001,146

Effect of exchange rate changes on cash, cash equivalents and restricted cash	4,545	(2,265)	(16,969)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,337,721	(230,884)	(94,709)
Cash, cash equivalents and restricted cash at beginning of year	231,149	462,033	556,742

Cash, cash equivalents and restricted cash at end of year	$1,568,870	$231,149	$462,033

Supplemental disclosures of cash flow information:
Interest paid on borrowings	$120,896	$156,261	$88,645
Income taxes paid	$179,707	$236,493	$144,705
Supplemental disclosure of non-cash investing activities:
Fair value of common stock issued for acquisition of Convergys business	$—	$—	$1,017,329
Accrued costs for property and equipment purchases	$9,651	$10,117	$4,186
(Amounts may not add due to rounding)
The accompanying Notes are an integral part of these Consolidated Financial Statements.

SYNNEX CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Except per share amounts or as otherwise indicated, currency and share amounts in thousands)
NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION:
SYNNEX Corporation (together with its subsidiaries, herein referred to as “SYNNEX” or the “Company”) is a leading provider of a comprehensive range of distribution, systems design and integration solutions for the technology industry, headquartered in Fremont, California and has operations in North and South America, Asia-Pacific and Europe.
On December 1, 2020, the Company completed the previously announced separation of its customer experience services business (the “Separation”), in a tax-free
transaction for federal income tax purposes, which was accomplished by the distribution of one hundred per cent of the outstanding common stock of Concentrix Corporation (“Concentrix”) to SYNNEX stockholders as of the close of business on November 17, 2020, the record date for the distribution. SYNNEX stockholders received one share of Concentrix common stock for every share of SYNNEX common stock held at the close of business on the record date. The Company distributed 51,602 shares of Concentrix common stock to its stockholders. Concentrix is now an independent public company trading under the symbol “CNXC” on the Nasdaq Stock Market. After the Separation, SYNNEX does not beneficially own any shares of Concentrix’ common stock. Beginning December 1, 2020, the Company will no longer be consolidating Concentrix within its financial results or reflect the financial results of Concentrix within its continuing results of operations.
The financial results of Concentrix are presented as Income from discontinued operations, net of taxes on the Consolidated Statements of Operations and its assets and liabilities as of November 30, 2020 and 2019 are presented as discontinued operations on the Consolidated Balance Sheets. The historical statements of comprehensive income, cash flows and the balances related to stockholders’ equity have not been revised to reflect the effect of the Separation. For further information on discontinued operations, see
Note 17
 - Discontinued Operations. Unless noted otherwise, discussion in the Notes to the Consolidated Financial Statements pertain to continuing operations.
In connection with the Separation, the Company and Concentrix have entered into a Separation and Distribution agreement as well as various other agreements that provide a framework for the relationships between the parties going forward, including among others an employee matters agreement, a tax matters agreement, and a commercial agreement, pursuant to which Concentrix will continue to provide services to SYNNEX following the Separation.
Certain columns and rows may not add due to the use of rounded numbers.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. The Company evaluates these estimates on a regular basis and bases them on historical experience and on various assumptions that the Company believes are reasonable. The
COVID-19
pandemic has negatively impacted the global economy, disrupted global supply chains and work force participation and created volatility and disruption of financial markets, the impact of which was most acute during the second quarter of fiscal year 2020. As of November 30, 2020, due to the ongoing impact of the
COVID-19
pandemic on the Company’s business, many of the estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, these estimates may change in future periods. Actual results could differ from the estimates.
Principles of consolidation
The Consolidated Financial Statements include the accounts of the Company, its wholly owned subsidiaries, majority-owned subsidiaries in which no substantive participating rights are held by minority stockholders and variable interest entities if the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated.
The Consolidated Financial Statements include 100% of the assets and liabilities of majority-owned subsidiaries. Investments in 20% through 50% owned affiliated companies are accounted under the equity method where the Company exercises significant influence over operating and financial affairs of the investee and is not the primary beneficiary. Investments in less than 20% owned companies, where the Company does not have significant influence, are recorded at cost or fair value based on whether the equity securities have readily determinable fair values.

2
6

Segment reporting
Operating segments are based on components of the Company that engage in business activities that earn revenue and incur expenses (a) whose operating results are regularly reviewed by the Company’s chief operating decision maker to make decisions about resource allocation and performance and (b) for which discrete financial information is available.
The Company had two reportable segments: Technology Solutions and Concentrix. After giving effect to the separation of the Concentrix segment, the Company now operates a single reportable segment, which represents an aggregation of four geographic operating segments of United States, Canada, Japan and Latin America. The company distributes peripherals, IT systems, including data center servers, system components, software, networking, communications and security equipment, consumer electronics and complementary products to a variety of customers, including value-added resellers, system integrators and retailers. The company also designs and integrates data center equipment built specific to the customers’ data center environment.
Cash and cash equivalents
The Company considers all highly liquid debt instruments purchased with an original maturity or remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash equivalents consist principally of money market deposit accounts and money market funds that are stated at cost, which approximates fair value. The Company is exposed to credit risk in the event of default by financial institutions to the extent that cash balances with financial institutions are in excess of amounts that are insured.
Allowance for doubtful accounts
The allowance for doubtful accounts is an estimate to cover the losses resulting from uncertainty regarding collections from customers or original equipment manufacturer (“OEM”) vendors to make payments for outstanding balances. In estimating the required allowance, the Company takes into consideration the overall quality and aging of the accounts receivable, credit evaluations of customers’ financial condition and existence of credit insurance. The Company also evaluates the collectability of accounts receivable based on specific customer or OEM vendor circumstances, current economic trends, historical experience with collections and any value and adequacy of collateral received from customers.
Inventories
Inventories are stated at the lower of cost and net realizable value. Cost is computed based on the weighted-average method. Inventories are comprised of finished goods and work-in-process.
Finished goods include products purchased for resale, system components purchased for both resale and for use in the Company’s systems design and integration business and completed systems.
Work-in-process
inventories are not material to the Consolidated Financial Statements.
Derivative Financial Instruments
The Company accounts for its derivative instruments as either assets or liabilities and carries them at fair value.
For derivative instruments that hedge the exposure to variability in expected future cash flows that are designated as cash flow hedges, the gain or loss on the derivative instrument is reported as a component of “Accumulated other comprehensive income (loss)” in stockholders’ equity and reclassified into earnings in the same line associated with the forecasted transactions, in the same period or periods during which the hedged transaction affects earnings. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions.
For derivative instruments that are not designated as hedges, gains and losses on derivative instruments are reported in the Consolidated Statements of Operations in the current period.
Property and equipment
Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based upon the shorter of the estimated useful lives of the assets, or the lease term of the respective assets, if applicable. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized. The ranges of estimated useful lives for property and equipment categories are as follows:

Equipment and Furniture	3 - 10 years
Software	3 - 7 years
Leasehold improvements	2 - 15 years
Buildings and building improvements	10 - 40 years

2
7

Business Combinations
The purchase price is allocated to the assets acquired, liabilities assumed, and noncontrolling interests in the acquired entity generally based on their fair values at the acquisition date. The excess of the fair value of purchase consideration over the fair value of these assets acquired, liabilities assumed and noncontrolling interests in the acquired entity is recorded as goodwill. The primary items that generate goodwill include the value of the synergies between the acquired entity and the Company and the value of the acquired assembled workforce, neither of which qualify for recognition as an intangible asset. Amounts recorded in a business combination may change during the measurement period, which is a period not to exceed one year from the date of acquisition, as additional information about conditions existing at the acquisition date becomes available. The Company includes the results of operations of the acquired business in the Consolidated Financial Statements prospectively from the date of acquisition. Acquisition-related charges are recognized separately from the business combination and are expensed as incurred. These charges primarily include direct third-party professional and legal fees, and integration-related costs.
Goodwill and intangible assets
The values assigned to intangible assets are based on estimates and judgment regarding expectations for the success and life cycle of products and technologies and length of customer relationships acquired in a business combination. Purchased intangible assets are amortized over the useful lives based on estimates of the use of the economic benefit of the asset or on the straight-line amortization method.
The Company allocates goodwill to reporting units based on the reporting unit expected to benefit from the business combination and tests for impairment annually in the fourth quarter or more frequently if events or changes in circumstances indicate that it may be impaired. Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. The factors that are considered in the qualitative analysis include macroeconomic conditions, industry and market considerations, cost factors such as increases in product cost, labor, or other costs that would have a negative effect on earnings and cash flows; and other relevant entity-specific events and information.
If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. The fair values of the reporting units are estimated using market and discounted cash flow approaches. The assumptions used in the market approach are based on the value of a business through an analysis of sales and other multiples of guideline companies and recent sales or offerings of a comparable entity. The assumptions used in the discounted cash flow approach are based on historical and forecasted revenue, operating costs, future economic conditions, and other relevant factors. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value and the excess is recognized as an impairment loss. No goodwill impairment has been identified for any of the years presented.
Intangible assets consist primarily of customer relationships and lists, vendor lists, and trade name and others. Amortization is based on the pattern in which the economic benefits of the intangible assets will be consumed or on a straight-line basis when the consumption pattern is not apparent over the following useful lives:

Customer relationships and lists	4 - 15 years
Vendor lists	10 years
Trade name and others	1- 10 years
Impairment of long-lived assets
The Company reviews the recoverability of its long-lived assets, such as intangible assets, property and equipment and certain other assets, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future pre-tax
cash flows, undiscounted and without interest charges, of the related operations. If these cash flows are less than the carrying value of such assets, an impairment loss is recognized for the difference between estimated fair value and carrying value.
Leases
The Company enters into leases as a lessee for property and equipment in the ordinary course of business. When procuring goods or services, or upon entering into a contract with its customers and clients, the Company determines whether an arrangement contains a lease at its inception. As part of that evaluation, the Company considers whether there is an implicitly or explicitly identified asset in the arrangement and whether the Company, as the lessee, or the customer, if the Company is the lessor, has the right to control the use of that asset. Effective December 1, 2019, when the Company is the lessee, all leases with a term of more than 12 months are recognized as right-of-use
(“ROU”) assets and associated lease liabilities in the Consolidated Balance Sheet. Lease liabilities are recorded at the lease commencement date and determined using the present value of the lease payments not yet paid, at the Company’s incremental borrowing rate, which approximates the rate at which the Company would borrow on a secured basis in the country where the lease was executed. The interest rate implicit in the lease is generally not determinable in transactions where the

Company is the lessee.

The ROU asset equals the lease liability adjusted for any initial direct costs, prepaid rent and lease incentives. The Company’s variable lease payments generally relate to payments
tied to various indexes,
non-lease
components and payments above a contractual minimum fixed amount.

2
8

Operating leases are included in other assets, net, other accrued liabilities and other long-term liabilities in the Consolidated Balance Sheet. Finance leases are included in property and equipment, net, borrowings, current and long-term borrowings in the Consolidated Balance Sheet. Substantially all of the Company’s leases are classified as operating leases. The lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company made a policy election to not recognize leases with a lease term of 12 months or less in the Consolidated Balance Sheet. Lease expenses are recorded within selling, general, and administrative expenses in the Consolidated Statements of Operations. Operating lease payments are presented within “Cash flows from operating activities” in the Consolidated Statements of Cash Flows.
For all asset classes, the Company has elected the lessee practical expedient to combine lease and non-lease
components (e.g., maintenance services) and account for the combined unit as a single lease component. Variable lease payments are recognized in the period in which the obligation for those payments is incurred.
Concentration of credit risk
Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash and cash equivalents, accounts receivable and derivative instruments.
The Company’s cash and cash equivalents and derivative instruments are transacted and maintained with financial institutions with high credit standing, and their compositions and maturities are regularly monitored by management. Through November 30, 2020, the Company has not experienced any credit losses on such deposits and derivative instruments.
Accounts receivable include amounts due from customers, including related party customers. Receivables from vendors, net, includes amounts due from OEM vendors primarily in the technology industry. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary, but generally requires no collateral. The Company also maintains allowances for potential credit losses. In estimating the required allowances, the Company takes into consideration the overall quality and aging of its receivable portfolio, the existence of a limited amount of credit insurance and specifically identified customer and vendor risks. The Company also considers risks attributed to
COVID-19
in establishing the required allowances. Through November 30, 2020, such losses have been within management’s
expectations.
One customer accounted for 23%, 24% and 19% of the Company’s total revenue in fiscal years 2020, 2019 and 2018, respectively. Products purchased from the Company’s largest OEM supplier, HP Inc., accounted for approximately 15% of the Company’s total revenue during fiscal years 2020 and 14% for both 2019 and 2018.
As of November 30, 2020, and 2019, one customer comprised 15% and 25%, respectively, of the accounts receivable balance.
Book overdrafts
Book overdrafts, representing checks issued in excess of balances on deposit in the applicable bank accounts and which have not been paid by the applicable bank at the balance sheet date are classified as “Borrowings, current” in the Company’s Consolidated Balance Sheets. Under the terms of the Company’s banking arrangements, the respective financial institutions are not legally obligated to honor the book overdraft balances. The Company’s policy is to report the change in book overdrafts as a financing activity in the Consolidated Statements of Cash Flows.
Revenue recognition
The Company generates revenue primarily from the sale of various IT products.
The Company recognizes revenues from the sale of IT hardware and software as control is transferred to customers, which is at the point in time when the product is shipped or delivered. The Company accounts for a contract with a customer when it has written approval, the contract is committed, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of collection. Binding purchase orders from customers together with agreement to the Company’s terms and conditions of sale by way of an executed agreement or other signed documents are considered to be the contract with a customer. Products sold by the Company are delivered via shipment from the Company’s facilities, drop-shipment directly from the vendor, or by electronic delivery of software products. In situations where arrangements include customer acceptance provisions, revenue is recognized when the Company can objectively verify the products comply with specifications underlying acceptance and the customer has control of the products. Revenue is presented net of taxes collected from customers and remitted to government authorities. The Company generally invoices a customer upon shipment, or in accordance with specific contractual provisions. Payments are due as per contract terms and do not contain a significant financing component. Service revenues represents less than 10% of the total net sales for the periods presented.

Provisions for sales returns and allowances are estimated based on historical data and are recorded concurrently with the recognition of revenue. A liability is recorded at the time of sale for estimated product returns based upon historical experience and an asset is recognized for the amount expected to be recorded in inventory upon product return. These provisions are reviewed and adjusted periodically by the Company. Revenue is reduced for early payment discounts and volume incentive rebates offered to customers, which are considered variable consideration, at the time of sale based on an evaluation of the contract terms and historical experience.
The Company recognizes revenue on a net basis on certain contracts, where the Company’s performance obligation is to arrange for the products or services to be provided by another party or the rendering of logistics services for the delivery of inventory for which the Company does not assume the risks and rewards of ownership, by recognizing the margins earned in revenue with no associated cost of revenue. Such arrangements include supplier service contracts, post-contract software support services and extended warranty contracts.
The Company considers shipping and handling activities as costs to fulfill the sale of products. Shipping revenue is included in revenue when control of the product is transferred to the customer, and the related shipping and handling costs are included in cost of products sold.
Cost of Revenue
Cost of revenue includes the product price paid to OEM suppliers, net of any incentives, rebates, price protection and purchase discounts received from the OEM suppliers. Cost of revenue also consists of provisions for inventory losses and write-downs, shipping and handling costs and royalties due to OEM vendors. In addition, cost of revenue includes the cost of materials, labor and overhead and warranty for design and integration activities.
Selling, General and Administrative expenses
Selling, general and administrative expenses are charged to income as incurred. Expenses of promoting and selling products and services are classified as selling expense and include such items as compensation, sales commissions and travel. General and administrative expenses include such items as compensation, cost of warehouse, delivery centers and other non-integration
facilities, legal and professional costs, office supplies,
non-income
taxes, insurance and utility expenses. In addition, selling, general and administrative expenses include other operating items such as allowances for credit losses, depreciation and amortization of non-technology
related intangible assets.
OEM supplier programs
Funds received from OEM suppliers for volume promotion programs, price protection and product rebates are recorded as adjustments to cost of revenue and/or the carrying value of inventories, as appropriate. Where there is a binding agreement, the Company tracks vendor promotional programs for volume discounts on a program-by-program
basis and records them as a reduction to cost of revenue based on a systematic and rational allocation. The Company monitors the balances of vendor receivables on a quarterly basis and adjusts the balances due for differences between expected and actual sales volume. Vendor receivables are generally collected through reductions authorized by the vendor to accounts payable. Funds received for specific marketing and infrastructure reimbursements, net of related costs, are recorded as adjustments to “Selling, general and administrative expenses,” and any excess reimbursement amount is recorded as an adjustment to cost of revenue.
Royalties
The Company’s software product purchases include products licensed from OEM vendors, which are subsequently distributed to resellers. Royalties to OEM vendors are accrued and recorded in cost of revenue when software products are shipped and revenue is recognized.
Warranties
The Company’s OEM suppliers generally warrant the products distributed by the Company and allow returns of defective products. The Company generally does not independently warrant the products it distributes; however, the Company does warrant the following: (1) products that it builds to order from components purchased from other sources; and (2) its services with regard to products that it assembles for its customers. Warranty expense and the accrual for warranty costs were not material to the Company’s Consolidated Financial Statements for any of the periods presented.
Advertising
Costs related to advertising and product promotion expenditures are charged to “Selling, general and administrative expenses” as incurred and are primarily offset by OEM marketing reimbursements. Net costs related to advertising and promotion expenditures were not material to the Company’s Consolidated Financial Statements for any of the periods presented.

3
0

Income taxes
The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements using enacted tax rates and laws that will be in effect when the difference is expected to reverse. Tax on global low-taxed
intangible income is accounted for as a current expense in the period in which the income is includable in a tax return using the “period cost” method. Valuation allowances are provided against deferred tax assets that are not likely to be realized.
The Company recognizes tax benefits from uncertain tax positions only if that tax position is more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes.
Foreign currency translations
The financial statements of the Company’s international subsidiaries whose functional currencies are the local currencies are translated into U.S. dollars for consolidation as follows: assets and liabilities at the exchange rate as of the balance sheet date, stockholders’ equity at the historical rates of exchange, and income and expense amounts at the average exchange rate for the month. Translation adjustments resulting from the translation of the subsidiaries’ accounts are included in “Accumulated other comprehensive income (loss)” in stockholders’ equity. Transactions denominated in currencies other than the applicable functional currency are converted to the functional currency at the exchange rate on the transaction date. At period end, monetary assets and liabilities are remeasured to the functional currency using exchange rates in effect at the balance sheet date.
Non-monetary
assets and liabilities are remeasured at historical exchange rates. Gains and losses resulting from foreign currency transactions are included in earnings within “Other income (expense), net.”
Comprehensive income
Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner
sources. The primary components of comprehensive income for the Company include net income, foreign currency translation adjustments arising from the consolidation of the Company’s international subsidiaries, unrealized gains and losses on the Company’s available-for-sale
debt securities, unrealized gains and losses on cash flow hedges and the changes in unrecognized pension and post-retirement benefits.
Share-based compensation
The Company accounts for share-based payment transactions in which the Company receives services in exchange for equity instruments of the Company. Share-based compensation cost for stock options, restricted stock awards and units, performance-based restricted stock units and employee stock purchase plans is determined based on the fair value at the measurement date. The Company recognizes share-based compensation cost as expense for awards other than its performance-based restricted stock units ratably on a straight-line basis over the requisite service period. The Company recognizes share-based compensation cost associated with its performance-based restricted stock units over the requisite service period if it is probable that the performance conditions will be satisfied. The Company accounts for expense reductions that result from the forfeiture of unvested awards in the period that the forfeitures occur.
Earnings per common share
Earnings per share is calculated using the
two-class
method. The
two-class
method is an earnings allocation proportional to the respective ownership among holders of common stock and participating securities. Basic earnings per common share is computed by dividing net income attributable to the Company’s common stockholders by the weighted average of common shares outstanding during the period. Diluted earnings per common share also considers the dilutive effect of in-the-money
stock options and restricted stock units, calculated using the treasury stock method.
Treasury Stock
Repurchases of shares of common stock are accounted for at cost, which includes brokerage fees, and are included as a component of stockholders’ equity in the Consolidated Balance Sheets.

3
1

Reclassifications
Certain reclassifications have been made to prior period amounts in the Consolidated Statements of Cash Flows to conform to current period presentation. These reclassifications had no effect on cash flows from operating, investing or financing activities as previously reported.
Recently adopted accounting pronouncements
In February 2018, the Financial Accounting Standard Board (the “FASB”) issued guidance that permits the Company to reclassify disproportionate tax effects in accumulated other comprehensive income caused by the Tax Cuts and Jobs Act of 2017 (the “TCJA”) to retained earnings. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. The adoption of this new guidance did not have a material impact on the Company’s Consolidated Financial Statements.
In February 2016, the FASB issued a new standard which revises various aspects of accounting for leases, with amendments in 2018 and 2019 codified as Accounting Standards Codification Topic 842, Leases. The Company adopted the guidance effective December 1, 2019, applying the optional transition method, which allows an entity to apply the new standard at the adoption date with a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. In addition, the Company elected the package of practical expedients not to reassess prior conclusions related to contracts containing leases, lease classification and initial direct costs and the lessee practical expedient to combine lease and non-lease
components for all asset classes. The Company made a policy election to not recognize ROU assets and lease liabilities for short-term leases for all asset classes. The most significant impact of adoption to the Company’s Consolidated Financial Statements relates to the recognition of a right-of-use
asset and a lease liability for its leases other than short-term leases. The liability was equal to the present value of lease payments. The asset is based on the liability, and subject to adjustment, such as for initial direct costs. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee depends primarily on its classification. For income statement purposes, operating leases will result in a straight-line expense while finance leases will result in a front-loaded expense pattern. Upon adoption, the Company recorded $64,736 of ROU assets and of $70,567 of liabilities relating to its operating leases on its Consolidated Balance Sheet. The adoption did not have an impact on the Company’s retained earnings as of December 1, 2019, its consolidated statements of operations or its consolidated statements of cash flows.
In August 2018, the Financial Accounting Standard Board (“FASB”) issued new guidance to add, remove, and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The amendment requires the Company to disclose the weighted-average interest crediting rates used in cash balance pension plans. It also requires the Company to disclose the reasons for significant changes in the benefit obligation or plan assets including significant gains and losses affecting the benefit obligation for the period. The adoption of this new guidance did not have a material impact on the Company’s Consolidated Financial Statements.
In August 2018, the FASB issued guidance to improve the effectiveness of fair value measurement disclosures by removing or modifying certain disclosure requirements and adding other requirements. Certain amendments should be applied prospectively, while all other amendments should be applied retrospectively to all periods presented. This guidance was applicable to the Company at the beginning of fiscal year 2021 and its adoption did not have a material impact on the Company’s Consolidated Financial Statements.
In June 2016, the FASB issued a new credit loss standard that replaces the incurred loss impairment methodology in current GAAP. The new impairment model requires immediate recognition of estimated credit losses expected to occur for most financial assets and certain other instruments. This new standard is to be adopted by way of a cumulative-effect adjustment to retained earnings as of the beginning of the first effective reporting period. This guidance was applicable to the Company at the beginning of fiscal year 2021 and its adoption did not have a material impact on the Company’s Consolidated Financial Statements.
Recently issued accounting pronouncements
In March 2020, the FASB issued optional guidance for a limited time to ease the potential burden in accounting for or recognizing the effects of reference rate reform, particularly, the risk of cessation of the London Interbank Offered Rate (“LIBOR”) on financial reporting. The guidance provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments are elective and are effective upon issuance for all entities through December 31, 2022. The Company is currently evaluating the impact of the new guidance.
In December 2019, the FASB issued new guidance that simplifies the accounting for income taxes. The guidance is effective for annual reporting periods beginning after December 15, 2020, and interim periods within those reporting periods. Certain amendments should be applied prospectively, while other amendments should be applied retrospectively to all periods presented. The Company is currently evaluating the impact of the new guidance.
In August 2018, the FASB issued new guidance to add, remove, and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The amendment requires the Company to disclose the weighted-average interest crediting rates used in cash balance pension plans. It also requires the Company to disclose the reasons for significant changes in the benefit obligation or plan assets including significant gains and losses affecting the benefit obligation for the period. This standard is effective for fiscal years ending after December 15, 2020 and early adoption is permitted. The adoption is not expected to have a material impact on the Company’s Consolidated Financial Statements.

3
2

In June 2016, the FASB issued a new credit loss standard that replaces the incurred loss impairment methodology in current GAAP. The new impairment model requires immediate recognition of estimated credit losses expected to occur for most financial assets and certain other instruments. This new standard is to be adopted by way of a cumulative-effect adjustment to retained earnings as of the beginning of the first effective reporting period. This guidance is applicable to the Company at the beginning of fiscal year 2021 and its adoption is not expected to have a material impact on the Company’s Consolidated Financial Statements.
In March 2020, the FASB issued optional guidance for a limited time to ease the potential burden in accounting for or recognizing the effects of reference rate reform, particularly, the risk of cessation of the London Interbank Offered Rate (“LIBOR”) on financial reporting. The guidance provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments are elective and are effective upon issuance for all entities through December 31, 2022. The Company is currently evaluating the impact of the new guidance.
In December 2019, the FASB issued new guidance that simplifies the accounting for income taxes. The guidance is effective for annual reporting periods beginning after December 15, 2020, and interim periods within those reporting periods. Certain amendments should be applied prospectively, while other amendments should be applied retrospectively to all periods presented. The Company is currently evaluating the impact of the new guidance.
NOTE 3—STOCKHOLDERS’ EQUITY:
Stock incentive plans
The Company’s stock incentive plans include plans adopted in 2020, 2013 and 2003 (the” SYNNEX Plan(s)”). The SYNNEX Plans, as amended, provide for the direct award or sale of shares of common stock, restricted stock awards, and restricted stock units, the grant of options to purchase shares of common stock and the award of stock appreciation rights to employees and non-employee
directors and consultants.
The number of authorized shares under the 2020 SYNNEX Plan will not exceed the sum of 2,493 shares of common stock, plus any shares under the amended and restated 2013 and 2003 SYNNEX Plans that are subject to outstanding awards granted to the extent those awards expire, terminate or are canceled for any reason prior to exercise without the issuance or delivery of such shares, any shares subject to vesting restrictions that are subsequently forfeited, and any reserved shares not issued or subject to outstanding awards, up to 3,950 shares. No further grants may be made under the 2013 or 2003 SYNNEX Plans and all outstanding awards under the 2013 and 2003 Plans continue to be governed by their existing terms.
Under the Plans, qualified employees are eligible for the grant of incentive stock options to purchase shares of common stock. Qualified employees and outside directors and consultants are eligible for the grant of non-qualified
stock options, stock appreciation rights, restricted stock grants and restricted stock units. The outstanding restricted stock awards and units generally vest one fifth ratably over a five-year period. Certain restricted stock awards granted to employees vest at the end of a three year period and certain restricted stock awards and units granted to employees vest over a four year period with 67% of the award scheduled to vest on the third anniversary and remaining 33% scheduled to vest on the fourth anniversary. Certain restricted stock units could vest subject to the achievement of individual, divisional or company-wide performance goals. The majority of the performance-based restricted stock units vest at the end of three-year requisite service periods, subject to the achievement of company-wide financial performance goals approved by the Compensation Committee. The exercise price for incentive stock options will not be less than 100% of the fair market value of the stock on the date of grant and the stock options have a contractual term of ten years. The outstanding stock options vest as to one fifth of the stock underlying the stock options on the first anniversary date of the grant and the remaining vest monthly over a four-year period starting one month after the first anniversary of the date of grant. Stock options granted to qualified non-employee
directors vest as to one third of the stock underlying the stock options on the first anniversary date of the grant and the remaining vest monthly over a two-year
period starting one month after the first anniversary of the date of grant. Restricted stock granted to qualified non-employee
directors vests one fourth on a quarterly basis over a
one-year
period. The holders of restricted stock awards are entitled to the same voting, dividend and other rights as the Company’s common stockholders.
Unless terminated sooner, the 2020 SYNNEX Plan will terminate on March 17, 2030.
2014 Employee Stock Purchase Plan
On January 6, 2014, the Board of Directors approved the adoption of the 2014 Employee Stock Purchase Plan (“2014 ESPP”) to succeed the Company’s 2003 Employee Stock Purchase Plan. The 2014 ESPP, as amended, commenced on January 1, 2015 with 750 authorized shares. Under the 2014 ESPP, there are four offering periods of three months each in a calendar year. Eligible employees in the United States can choose to have a fixed percentage deducted from their bi-weekly
compensation to purchase the Company’s common stock at a discount of 5%. The maximum number of shares a participant may purchase is 0.625 during a single accumulation period subject to a maximum purchase limit of $10 in a calendar year. Employees at associate vice president level and above are not eligible to participate in the plan.

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3

Share-based compensation expense related to the 2014 ESPP was immaterial during fiscal years 2020, 2019 and 2018.
Share Repurchase Programs
In June 2020, the Board of Directors authorized a three-year $400,000 share repurchase program, effective July 1, 2020, pursuant to which the Company may repurchase its outstanding common stock from time to time in the open market or through privately negotiated transactions. As of November 30, 2020, the Company had not repurchased any shares under this program.
In June 2017, the Board of Directors authorized a three-year $300,000 share repurchase program pursuant to which the Company could repurchase its outstanding common stock from time to time in the open market or through privately negotiated transactions. Through the expiration of this program in June 2020, the Company had purchased 875 shares at a total cost of $84,577. The share purchases were made on the open market and the shares repurchased by the Company are held in treasury for general corporate purposes.
Dividends
The Company declared cumulative cash dividends of $0.40, $1.50 and $1.40 per share during the years ended November 30, 2020, 2019 and 2018, respectively. On March 24, 2020, as a result of the unpredictable economic environment due to the impact of the
COVID-19
pandemic, the Company announced the suspension of its quarterly dividend.
On January 11, 2021, the Company announced the reinstatement of a quarterly cash dividend of $0.20 per share to stockholders of record as of January 22, 2021, payable January 29, 2021. Dividends are subject to continued capital availability, compliance with the covenants and conditions in some of the Company’s credit facilities and the declaration by the Board of Directors in the best interest of the Company’s stockholders.
NOTE 4—SHARE-BASED COMPENSATION:
The Company recognizes share-based compensation expense for all share-based awards made to employees and directors, including employee stock options, restricted stock awards, restricted stock units, performance-based restricted stock units and employee stock purchase rights, based on estimated fair values.
The Company recorded share-based compensation expense in the Consolidated Statements of Operations for fiscal years 2020, 2019 and 2018 as follows:

	Fiscal Years Ended November 30,
	2020	2019	2018
Total share-based compensation	$17,631	$17,608	$15,026
Tax benefit recorded in the provision for income taxes	(4,355)	(4,367)	(3,952)

Effect on net income	$13,276	$13,241	$11,074

Substantially all of the share-based compensation expense was recorded in “Selling, general and administrative expenses” in the Consolidated Statements of Operations.
Valuation Assumptions
The Company estimates the fair value of share-based payment awards on the measurement date and recognizes as expense over the requisite service period in the Company’s consolidated financial statements.
The Company uses the Black-Scholes valuation model to estimate the fair value of stock options. The Black-Scholes option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected stock price volatility assumption was determined using historical volatility of the Company’s common stock.
The fair value of stock awards is determined based on the stock price at the date of grant. For grants that do not accrue dividends or dividend equivalents, the fair value is the stock price reduced by the present value of estimated dividends over the vesting period. For performance-based restricted stock units, the grant-date fair value assumes that the targeted performance goals will be achieved. Over the performance period, the number of awards will be adjusted higher or lower based on the probability of achievement of performance goals.
The Company accounts for expense reductions that result from the forfeiture of unvested awards in the period that the forfeitures occur.

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4

The following assumptions were used in the Black-Scholes valuation model in fiscal years 2019 and 2018:

	Fiscal Years Ended November 30,
	2019	2018
Stock option plan:
Expected life (years)	6.0 - 6.1	6.0
Risk free interest rate	1.59% - 2.62%	3.09%
Expected volatility	32.33% - 33.69%	30.85%
Dividend yield	1.36% - 1.54%	1.84%
The Company did not grant any options during the fiscal year 2020.
A summary of the activities under the SYNNEX Plans is set forth below:

		Options Outstanding
	Shares available for grant	Number of shares	Weighted- average exercise price per share
Balances, November 30, 2019	262	866	$83.10
Restricted stock awards granted	(60)	—	—
Restricted stock units granted	(3)	—	—
Restricted stock cancelled/forfeited (1)	54	—	—
Options exercised	—	(182)	$49.55

Balances, November 30, 2020	252	684	$92.04

(1)	For performance-based restricted stock units, the difference between maximum awards and the actual number of shares issued upon full vesting is included.
Employee Stock Options
The weighted-average grant-date fair values of the stock options granted during fiscal years 2019 and 2018 were $32.76, and $22.96, respectively. As of November 30, 2020, 684 options were outstanding with a weighted-average life of 6.50 years, a weighted-average exercise price of $92.04 per option and an aggregate pre-tax
intrinsic value of $46,669. As of November 30, 2020, 418 options were vested and exercisable with a weighted-average life of 3.42 years, a weighted-average exercise price of $53.41 per share and an aggregate pre-tax
intrinsic value of $30,514.
The cash received from the exercise of options and the intrinsic values of options exercised during fiscal years 2020, 2019 and 2018 were as follows:

	Fiscal Years Ended November 30,
	2020	2019	2018
Intrinsic value of options exercised	$15,746	$3,782	$2,465
Cash received from exercise of options	$9,018	$1,908	$1,561
The Company settles employee stock option exercises with newly issued common shares.
As of November 30, 2020, the unamortized share-based compensation expense related to unvested stock options under the SYNNEX Plans was $7,521 which will be recognized over an estimated weighted-average amortization period of 2.91 years.
Restricted Stock Awards and Restricted Stock Units
A summary of the changes in the Company’s
non-vested
restricted stock awards and stock units during fiscal year 2020 is presented below:

	Number of shares	Weighted-average, grant-date fair value per share
Non-vested as of November 30, 2019	1,051	$103.51
Awards granted	60	97.40
Units granted	3	110.58
Awards and units vested	(291)	104.63
Awards and units cancelled/forfeited (1)	(54)	77.59

Non-vested as of November 30, 2020	768	$102.60

(1)	For performance-based restricted stock units, the difference between maximum awards and the actual number of shares issued upon full vesting is included.

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5

As of November 30, 2020, there was $54,514 of total unamortized share-based compensation expense related to non-vested
restricted stock awards and stock units granted under the SYNNEX Plans. That cost is expected to be recognized over an estimated weighted-average amortization period of 2.94 years.
In connection with its annual employee stock awards for fiscal year 2020, the Company has reserved approximately $9,500 under the SYNNEX Plan to be granted subsequent to completion of the Separation. Similarly, approximately $44,000 was reserved for grants to be made subsequent to completion of the Separation under the Concentrix Incentive Plan.
In connection with the Separation, as required by the SYNNEX Plans, the Company will make certain adjustments to outstanding employee equity awards with the intention of preserving the intrinsic value of the awards prior to the Separation. In accordance with the employee matters agreement each exercisable and non-exercisable
stock option and unvested restricted stock award will be converted into similar awards of both SYNNEX and Concentrix and the exercise price of outstanding stock options will be adjusted to preserve the intrinsic value of the awards. Certain restricted stock units and performance-contingent awards will be adjusted to provide holders restricted stock units and performance contingent awards in the company that employs such employee following the Separation.
NOTE 5—BALANCE SHEET COMPONENTS:
Cash, cash equivalents and restricted cash:
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same amounts shown in the Consolidated Statements of Cash Flows:

	As of November 30,
	2020	2019
Cash and cash equivalents	$1,412,016	$145,873
Restricted cash included in other current assets	504	1,763

Cash, cash equivalents and restricted cash	$1,412,520	$147,637

Accounts receivable, net:	As of November 30,
	2020	2019
Accounts receivable	$2,859,064	$3,019,475
Less: Allowance for doubtful accounts	(67,361)	(23,865)

Accounts receivable, net	$2,791,703	$2,995,610

Receivables from vendors, net:	As of November 30,
	2020	2019
Receivables from vendors	$291,453	$373,986
Less: Allowance for doubtful accounts	(5,126)	(5,481)

Receivables from vendors, net	$286,327	$368,505

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6

Allowance for doubtful trade receivables:
Balance at November 30, 2017	$13,972
Additions	7,036
Write-offs and reclassifications	(13,528)

Balance at November 30, 2018	7,480
Additions	23,214
Write-offs and reclassifications	(6,831)

Balance at November 30, 2019	23,865
Additions	42,592
Write-offs and reclassifications	904

Balance at November 30, 2020	$67,361

Allowance for receivables from vendors:
Balance at November 30, 2017	$2,623
Additions	217
Write-offs and reclassifications	3,347

Balance at November 30, 2018	6,188
Additions	3,675
Write-offs and reclassifications	(4,382)

Balance at November 30, 2019	5,481
Additions	—
Write-offs and reclassifications	(354)

Balance at November 30, 2020	$5,126

Property and equipment, net:	As of November 30,
	2020	2019
Land	$18,400	$18,620
Equipment, computers and software	143,791	124,148
Furniture and fixtures	30,355	28,161
Buildings, building improvements and leasehold improvements	147,830	147,802
Construction-in-progress	1,732	2,436

Total property and equipment, gross	$342,108	$321,167
Less: Accumulated depreciation	(184,464)	(162,735)

Property and equipment, net	$157,645	$158,433

Depreciation expense for fiscal years 2020, 2019 and 2018, was $24,923, $22,454 and $20,681, respectively.

Goodwill:	Fiscal Year Ended November 30,
	2020	2019
Balance, beginning of year	$425,074	$427,775
Foreign exchange translation	(1,190)	(2,699)

Balance, end of year	$423,885	$425,074

Intangible assets, net:
	As of November 30, 2020			As of November 30, 2019
	Gross Amounts	Accumulated Amortization	Net Amounts	Gross Amounts	Accumulated Amortization	Net Amounts
Customer relationships and lists	$175,812	$(101,095)	$74,717	$177,382	$(80,218)	$97,164
Vendor lists	177,555	(82,187)	95,368	178,444	(66,954)	111,490
Other intangible assets	28,348	(12,387)	15,961	28,605	(9,169)	19,436

	$381,715	$(195,669)	$186,047	$384,431	$(156,341)	$228,089

Amortization expense for fiscal years 2020, 2019 and 2018, was $40,148, $43,875 and $50,007, respectively.

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7

Estimated future amortization expense of the Company’s intangible assets is as follows:

Fiscal years ending November 30,
2021	$37,380
2022	34,323
2023	30,524
2024	25,613
2025	22,168
Thereafter	36,039

Total	$186,047

Accumulated other comprehensive income (loss)
The components of accumulated other comprehensive income (loss) (“AOCI”), net of taxes, were as follows:

	Unrecognized gains (losses) on defined benefit plan, net of taxes	Unrealized gains (losses) on cash flow hedges, net of taxes	Foreign currency translation adjustment and other, net of taxes	Total
Balance, beginning of year	$(28,784)	$(46,932)	$(133,361)	$(209,077)
Other comprehensive income (loss) before reclassification	(8,500)	(16,405)	36,521	11,616
Reclassification of (gains) losses from Other comprehensive income (loss)	(300)	3,190	—	2,890

Balance, end of year	$(37,584)	$(60,147)	$(96,840)	$(194,571)

Refer to
Note 6
for the location of gains and losses reclassified from other comprehensive income (loss) to the Consolidated Statements of Operations. Reclassifications of amortization of actuarial (gains) losses of defined benefits plans is recorded in “Other income (expense), net” in the combined statement of operations.
Foreign currency translation adjustment and other, net of taxes, is comprised of the foreign currency translation adjustment and unrealized gains and losses on Concentrix’
available-for-sale
debt securities. Substantially, all of the balance at both November 30, 2019 and 2020 represents foreign currency translation adjustment.
NOTE 6—DERIVATIVE INSTRUMENTS:
In the ordinary course of business, the Company is exposed to foreign currency risk, interest rate risk, equity risk, commodity price changes and credit risk. The Company enters into transactions, and owns monetary assets and liabilities, that are denominated in currencies other than the legal entity’s functional currency. The Company may enter into forward contracts, option contracts, swaps, or other derivative instruments to offset a portion of the risk on expected future cash flows, earnings, net investments in certain international subsidiaries and certain existing assets and liabilities. However, the Company may choose not to hedge certain exposures for a variety of reasons including, but not limited to, accounting considerations and the prohibitive economic cost of hedging particular exposures. There can be no assurance the hedges will offset more than a portion of the financial impact resulting from movements in foreign currency exchange or interest rates. Generally, the Company does not use derivative instruments to cover equity risk and credit risk. The Company’s hedging program is not used for trading or speculative purposes.
All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded in the Consolidated Statements of Operations, or as a component of AOCI in the Consolidated Balance Sheets, as discussed below.
Cash Flow Hedges
The Company uses interest rate swap derivative contracts to economically convert a portion of its variable-rate debt to fixed-rate debt. The swaps have maturities at various dates through October 2023. Gains and losses on cash flow hedges are recorded in AOCI until the hedged item is recognized in earnings. Deferred gains and losses associated with cash flow hedges of interest payments are recognized in “Interest expense and Finance charges, net” in the same period as the related expense is recognized. Derivative instruments designated as cash flow hedges must be de-designated
as hedges when it is probable the forecasted hedged transaction will not occur in the initially identified time period or within a subsequent two-month
time period. Deferred gains and losses in AOCI associated with such derivative instruments are reclassified into earnings in the period of de-designation.
Any subsequent changes in fair value of such derivative instruments are recorded in earnings unless they are re-designated
as hedges of other transactions.

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8

Non-Designated
Derivatives
The Company uses short-term forward contracts to offset the foreign exchange risk of assets and liabilities denominated in currencies other than the functional currency of the respective entities. These contracts, which are not designated as hedging instruments, mature or settle within twelve months. Derivatives that are not designated as hedging instruments are adjusted to fair value through earnings in the financial statement line item to which the derivative relates.
Fair Values of Derivative Instruments in the Consolidated Balance Sheets
The fair values of the Company’s derivative instruments are disclosed in
Note 7
- Fair Value Measurements and summarized in the table below:

	Value as of
Balance Sheet Line Item	November 30, 2020	November 30, 2019
Derivative instruments not designated as hedging instruments:
Foreign exchange forward contracts (notional value)	$274,181	$285,343
Other current assets	209	3,090
Other accrued liabilities	3,232	532
Interest rate swap (notional value)	$100,000	$100,000
Other assets, net	—	515
Other accrued liabilities	128	—
Derivative instruments designated as cash flow hedges:
Interest rate swaps (notional value)	$1,500,000	$1,900,000
Other accrued liabilities	115,598	83,428
Volume of activity
The notional amounts represent the gross amounts of foreign currency, including, principally, the Japanese Yen, the Canadian Dollar, the Brazilian Real, the Chinese Yuan, the Euro, the Colombian Peso, the British pound, and the Chilean peso that will be bought or sold at maturity. The notional amounts for outstanding derivative instruments provide one measure of the transaction volume outstanding and do not represent the amount of the Company’s exposure to credit or market loss. The Company’s exposure to credit loss and market risk will vary over time as currency and interest rates change.
The Effect of Derivative Instruments on AOCI and the Consolidated Statements of Operations
The following table shows the gains and losses, before taxes, of the Company’s derivative instruments designated as cash flow hedges and not designated as hedging instruments in Other Comprehensive Income (“OCI”), and the Consolidated Statements of Operations:

	Location of Gains (losses)	For the fiscal years ended November 30,
	in Income	2020	2019	2018
Interest expense and finance charges, net		$(79,023)	$(74,225)	$(46,436)
Other income (expense), net		(6,172)	28,083	(13,369)
Derivative instruments designated as cash flow hedges:
Gains (losses) recognized in OCI on Interest rate swaps		$(66,372)	$(88,569)	$(1,256)

Gains (losses) on interest rate swaps reclassified from AOCI into income	Interest expense and finance charges, net	$(34,443)	$(8,455)	$2,792

Derivative instruments not designated as hedging instruments:
Gains (losses) recognized from foreign exchange forward contracts, net (1)	Other income (expense), net	$1,844	$(588)	$(2,919)
Gains (losses) recognized from interest rate swaps, net	Interest expense and finance charges, net	(643)	(3,004)	(318)

Total		$1,201	$(3,592)	$(3,237)

(1)	The gains and losses largely offset the currency gains and losses that resulted from changes in the assets and liabilities denominated in nonfunctional currencies.

There were no material gain or loss amounts excluded from the assessment of effectiveness. Existing net losses in AOCI that are expected to be reclassified into earnings in the normal course of business within the next twelve months are $
40,196
.
Offsetting of Derivatives
In the Consolidated Balance Sheets, the Company does not offset derivative assets against liabilities in master netting arrangements. If derivative exposures covered by a qualifying master netting agreement had been netted in the Consolidated Balance Sheets, the total derivative asset and liability positions would have been reduced by $139 each as of November 30, 2020 and $2,272 each as of November 30, 2019.
Credit exposure for derivative financial instruments is limited to the amounts, if any, by which the counterparties’ obligations under the contracts exceed the Company’s obligations to the counterparties. The Company manages the potential risk of credit losses through careful evaluation of counterparty credit standing and selection of counterparties from a limited group of financial institutions.
NOTE 7—FAIR VALUE MEASUREMENTS:
The Company’s fair value measurements are classified and disclosed in one of the following three categories:
Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
The following table summarizes the valuation of the Company’s investments and financial instruments that are measured at fair value on a recurring basis:

	As of November 30, 2020				As of November 30, 2019
		Fair value measurement category				Fair value measurement category
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$7,915	$7,915	$—	$—	$11,719	$11,719	$—	$—
Marketable equity securities	3,050	3,050	—	—	2,834	2,834	—	—
Forward foreign currency exchange contracts	209	—	209	—	3,090	—	3,090	—
Interest rate swaps	—	—	—	—	515	—	515	—

Liabilities:
Forward foreign currency exchange contracts	$3,232	$—	$3,232	$—	$532	$—	$532	$—
Interest rate swaps	115,726	—	115,726	—	83,428	—	83,428	—
The Company’s cash equivalents consist primarily of highly liquid investments in money market funds and term deposits with maturity periods of three months or less. The carrying values of cash equivalents approximate fair value since they are near their maturity. Investments in marketable equity securities, primarily comprising investments in other companies’ equity securities as per local customary business practice, are recorded at fair value based on quoted market prices. Investment in foreign government bond classified as available-for-sale
debt security is recorded at fair value based on quoted market prices. The fair values of forward exchange contracts are measured based on the foreign currency spot and forward rates quoted by the banks or foreign currency dealers. Fair values of long-term foreign currency exchange contracts are measured using valuations based upon quoted prices for similar assets and liabilities in active markets and are valued by reference to similar financial instruments, adjusted for terms specific to the contracts. Fair values of interest rate swaps are measured using standard valuation models using inputs that are readily available in public markets, or can be derived from observable market transactions, including LIBOR spot and forward rates. The effect of nonperformance risk on the fair value of derivative instruments was not material as of November 30, 2020 and 2019.
The carrying values of accounts receivable, accounts payable and short-term debt approximate fair value due to their short maturities and interest rates which are variable in nature. The carrying value of the Company’s term loans approximate their fair value since they bear interest rates that are similar to existing market rates.
During fiscal years 2020, 2019 and 2018, there were no transfers between the fair value measurement category levels.

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0

NOTE 8—ACCOUNTS RECEIVABLE ARRANGEMENTS:
The Company has an uncommitted supply-chain financing program with a global financial institution under which trade accounts receivable of certain customers and their affiliates may be acquired, without recourse, by the financial institution. Available capacity under this program is dependent on the level of the Company’s trade accounts receivable with these customers and the financial institution’s willingness to purchase such receivables. As of November 30, 2020, and 2019, accounts receivable sold to and held by the financial institution under this program were $15,572 and $32,272, respectively. Discount fees related to the sale of trade accounts receivable under this facility are included in “Interest expense and finance charges, net” in the Consolidated Statements of Operations. During the fiscal years ended November 30, 2020, 2019 and 2018, discount fees were $3,176, $2,256 and $1,594, respectively.
SYNNEX Japan, the Company’s Japanese subsidiary, has arrangements with financial institutions for the sale and financing of approved accounts receivable and notes receivable. The amounts outstanding under these arrangements that were sold, but not collected, as of November 30, 2020 and 2019 were $5,798 and $2,856, respectively.
The Company also has other financing agreements in North America with financial institutions (“Flooring Companies”) to allow certain customers of the Company to finance their purchases directly with the Flooring Companies. Under these agreements, the Flooring Companies pay to the Company the selling price of products sold to various customers, less a discount, within approximately 15 to 30 days from the date of sale. The Company is contingently liable to repurchase inventory sold under flooring agreements in the event of any default by its customers under the agreement and such inventory being repossessed by the Flooring Companies. See
Note 16
- Commitments and Contingencies for further information.
The following table summarizes the net sales financed through flooring agreements and the flooring fees incurred:

	Fiscal Years Ended November 30,
	2020	2019	2018
Net sales financed	$2,092,218	$1,961,379	$1,734,860
Flooring fees (1)	13,277	13,130	10,698

(1)	Flooring fees are included within “Interest expense and finance charges, net.”
As of November 30, 2020, and 2019, accounts receivable subject to flooring agreements were $49,461 and $69,637, respectively.
NOTE 9—BORROWINGS:
Borrowings consist of the following:

	As of November 30,
	2020	2019
SYNNEX United States accounts receivable securitization arrangement	$—	$108,000
SYNNEX Japan credit facility - revolving line of credit component	31,627	5,936
SYNNEX United States credit agreement - revolving line of credit component	—	25,800
SYNNEX United States credit agreement - current portion of term loan component	—	60,000
SYNNEX United States term loan credit agreement - current portion	—	90,000
SYNNEX Japan credit facility - current portion of term loan component	67,088	—
Other borrowings	26,243	9,226

Borrowings, current	$124,958	$298,962

SYNNEX Japan credit facility - term loan component	$—	$63,921
SYNNEX United States credit agreement - term loan component	500,000	1,020,000
SYNNEX United States term loan credit agreement	1,000,000	1,642,500
Other term debt	85	291

Long-term borrowings, before unamortized debt discount and issuance costs	$1,500,085	$2,726,712
Less: unamortized debt discount and issuance costs	(3,385)	(8,452)

Long-term borrowings	$1,496,700	$2,718,260

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1

SYNNEX United States accounts receivable securitization arrangement
In the United States, the Company has an accounts receivable securitization program to provide additional capital for its operations (the “U.S. AR Arrangement”). Under the terms of the U.S. AR Arrangement, which expires in May 2022, the Company’s subsidiary that is the borrower under this facility could borrow up to a maximum of $650,000 based upon eligible trade accounts receivable. In addition, the U.S. AR Arrangement includes an accordion feature to allow requests for an increase in the lenders’ commitment by an additional $150,000. The effective borrowing cost under the U.S. AR Arrangement is a blended rate based upon the composition of the lenders, that includes prevailing dealer commercial paper rates and a rate based upon LIBOR. In addition, a program fee payable on the used portion of the lenders’ commitment, accrues at 1.25% per annum in the case of lender groups who fund their advances based on prevailing commercial paper rates, and 1.30% per annum in the case of lender groups who fund their advances based on LIBOR (subject to a 0.50% per annum floor). A facility fee is payable on the adjusted commitment of the lenders, to accrue at different tiers ranging between 0.35% per annum and 0.45% per annum depending on the amount of outstanding advances from time to time.
Under the terms of the U.S. Arrangement, the Company and two of its U.S. subsidiaries sell, on a revolving basis, their receivables to a wholly-owned, bankruptcy-remote subsidiary. The borrowings are funded by pledging all of the rights, title and interest in the receivables acquired by the Company’s bankruptcy-remote subsidiary as security. Any amounts received under the U.S. AR Arrangement are recorded as debt on the Company’s Consolidated Balance Sheets.
SYNNEX Canada accounts receivable securitization arrangement
SYNNEX Canada Limited (“SYNNEX Canada”), the Company’s subsidiary in Canada, has an accounts receivable securitization program with a bank to provide additional capital for its operations. Under the terms of this program, which matures in May 2023, SYNNEX Canada can borrow up to CAD100,000, or $ 76,864, in exchange for the transfer of eligible trade accounts receivable, on an ongoing revolving basis. The program includes an accordion feature that allows SYNNEX Canada to request an increase in the bank’s commitment up to an additional CAD50,000, or $ 38,432. Any amounts received under this arrangement are recorded as debt on the Company’s Consolidated Balance Sheets and are secured by pledging all of the rights, title and interest in the receivables to the bank. The effective borrowing cost is based on the weighted-average of the Canadian Dollar Offered Rate plus a margin of 1.00% per annum and the prevailing lender commercial paper rates. In addition, prior to an event of termination, SYNNEX Canada is obligated to pay a program fee of 0.75% per annum based on the used portion of the commitment. After an event of termination, the program fee shall be the sum of the base rate and 2.50% per annum, based on the used portion of the commitment. SYNNEX Canada pays a fee of 0.40% per annum for any unused portion of the commitment up to CAD60,000, or $ 46,118, and when the unused portion exceeds CAD60,000, or $ 46,118, a fee of 0.55% per annum of the unused portion of the commitment. As of both May 31, 2021 and November 30, 2020, there was no outstanding balance under this arrangement.
The Company has guaranteed the performance obligations of SYNNEX Canada under this facility.
SYNNEX Japan credit facility
SYNNEX Japan has a credit agreement with a group of banks for a maximum commitment of JPY15,000,000 or $143,761. The credit agreement is comprised of a JPY7,000,000, or $67,088, term loan and a JPY 8,000,000, or $76,672, revolving credit facility and expires in November 2021. The interest rate for the term loan and revolving credit facility is based on the Tokyo Interbank Offered Rate, plus a margin, which is based on the Company’s consolidated leverage ratio, and currently equals 0.70% per annum. The unused line fee on the revolving credit facility is currently 0.10% per annum based on the Company’s consolidated current leverage ratio. The term loan can be repaid at any time prior to the expiration date without penalty. The Company has guaranteed the obligations of SYNNEX Japan under this facility.
SYNNEX United States credit agreement
In the United States, the Company has a senior secured credit agreement (as amended, the “U.S. Credit Agreement”) with a group of financial institutions. The U.S. Credit Agreement includes a $600,000 commitment for a revolving credit facility and a term loan in the original principal amount of $1,200,000. The Company may request incremental commitments to increase the principal amount of the revolving line of credit or term loan by $500,000, plus an additional amount which is dependent upon the Company’s pro forma first lien leverage ratio, as calculated under the U.S. Credit Agreement. The U.S. Credit Agreement matures in September 2022. At November 30, 2020, in connection with the Separation, the Company partially repaid $535,000 of the term loan, using funds drawn by Concentrix from its borrowing arrangements. The remaining outstanding principal of the term loan is payable on maturity. Interest on borrowings under the U.S. Credit Agreement can be based on LIBOR or a base rate at the Company’s option, plus a margin. The margin for LIBOR loans ranges from 1.25% to 2.00% and the margin for base rate loans ranges from 0.25% to 1.00%, provided that LIBOR shall not be less than zero. The base rate is a variable rate which is the highest of (a) the Federal Funds Rate, plus a margin of 0.5%, (b) the rate of interest announced, from time to time, by the agent, Bank of America, N.A., as its “prime rate,” and (c) the Eurodollar Rate, plus 1.0%. The unused revolving credit facility commitment fee ranges from 0.175% to 0.30% per annum. The margins above the applicable interest rates and the revolving commitment fee for revolving loans are based on the Company’s consolidated leverage ratio, as calculated under the U.S. Credit Agreement. The Company’s obligations under the U.S. Credit
 Agreement are secured by substantially all of the parent company’s and its United States domestic

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2

subsidiaries’ assets on a pari passu basis with the interests of the lenders under the U.S. Term Loan Credit Agreement (defined below) pursuant to an intercreditor agreement and are guaranteed by certain of the Company’s United States domestic subsidiaries.
SYNNEX United States term loan credit agreement
The Company has a senior secured term loan credit agreement (the “U.S. Term Loan Credit Agreement”) with a group of financial institutions in the original principal amount of $1,800,000. The U.S. Term Loan Credit Agreement matures in October 2023. At November 30, 2020, in connection with Separation, the Company partially repaid $665,000 of the term loan, using funds drawn by Concentrix from its borrowing arrangements. The remaining outstanding principal is payable on maturity. Interest on borrowings under the U.S. Term Loan Credit Agreement can be based on LIBOR or a base rate at the Company’s option, plus a margin. The margin for LIBOR loans ranges from 1.25% to 1.75% and the margin for base rate loans ranges from 0.25% to 0.75%, provided that LIBOR shall not be less than zero. The base rate is a variable rate which is the highest of (a) 0.5% plus the greater of (x) the Federal Funds Rate in effect on such day and (y) the overnight bank funding rate in effect on such day, (b) the Eurodollar Rate plus 1.0% per annum, and (c) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. During the period in which the term loans were available to be drawn, the Company paid term loan commitment fees. The margins above the Company’s applicable interest rates are, and the term loan commitment fee were, based on the Company’s consolidated leverage ratio as calculated under the U.S. Term Loan Credit Agreement. The Company’s obligations under the U.S. Term Loan Credit Agreement are secured by substantially all of the Company’s and certain of its domestic subsidiaries’ assets on a pari passu basis with the interests of the lenders under the existing U.S. Credit Agreement pursuant to an intercreditor agreement, and are guaranteed by certain of its domestic subsidiaries.
SYNNEX Canada revolving line of credit
SYNNEX Canada has an uncommitted revolving line of credit with a bank under which it can borrow up to CAD50,000, or $38,432. Borrowings under the facility are secured by eligible inventory and bear interest at a base rate plus a margin ranging from 0.50% to 2.25% depending on the base rate used. The base rate could be a Banker’s Acceptance Rate, a Canadian Prime Rate, LIBOR or U.S. Base Rate. As of both November 30, 2020 and 2019, there were no borrowings outstanding under this credit facility.
Other borrowings and term debt
Other borrowings and term debt include lines of credit with financial institutions at certain locations outside the United States, factoring of accounts receivable with recourse provisions, capital leases, a building mortgage and book overdrafts. As of November 30, 2020, commitments for these revolving credit facilities aggregated $47,920. Interest rates and other terms of borrowing under these lines of credit vary by country, depending on local market conditions. Borrowings under these lines of credit facilities are guaranteed by the Company or secured by eligible accounts receivable.
The maximum commitment amounts for local currency credit facilities have been translated into United States Dollars at November 30, 2020 exchange rates.
Future principal payments
As of November 30, 2020, future principal payments under the above loans are as follows:

Fiscal Years Ending November 30,
2021	$124,958
2022	500,085
2023	1,000,000

$1,625,043

Interest expense and finance charges
The total interest expense and finance charges for the Company’s borrowings were $130,800, $171,938 and $92,016 for fiscal years 2020, 2019 and 2018, respectively. The variable interest rates ranged between 0.74% and 8.41%, between 0.70% and 11.38% and between 0.58% and 11.88% in fiscal years 2020, 2019 and 2018, respectively.
Covenant compliance
The Company’s credit facilities have a number of covenants and restrictions that, among other things, require the Company to maintain specified financial ratios and satisfy certain financial condition tests. The covenants also limit the Company’s ability to incur additional debt, make or forgive intercompany loans, pay dividends and make other types of distributions, make certain acquisitions, repurchase the Company’s stock, create liens, cancel debt owed to the Company, enter into agreements with affiliates, modify the nature of the Company’s business, enter into sale-leaseback transactions, make certain investments, transfer and sell assets, cancel or terminate any material contracts and merge or consolidate. As of November 30, 2020, the Company was in compliance with all material covenants for the above arrangements.

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3

NOTE 10—EARNINGS PER COMMON SHARE:
The following table sets forth the computation of basic and diluted earnings per common share for the periods indicated:

	Fiscal Years Ended November 30,
	2020	2019	2018
Basic earnings per common share:
Income from continuing operations attributable to common stockholders (1)	$330,780	$358,871	$242,338
Income from discontinued operations attributable to common stockholders (1)	192,497	137,248	54,915

Net income attributable to common stockholders (1)	$523,276	$496,119	$297,253
Weighted-average number of common shares - basic	50,900	50,669	41,215

Basic earnings per common share
Continuing operations	$6.50	$7.08	$5.88
Discontinued operations	3.78	2.71	1.33

Total basic net earnings per share	$10.28	$9.79	$7.21

Diluted earnings per common share:
Income from continuing operations attributable to common stockholders (1)	$330,802	$358,885	$242,348
Income from discontinued operations attributable to common stockholders (1)	192,510	137,255	54,918

Net income attributable to common stockholders (1)	$523,313	$496,139	$297,265
Weighted-average number of common shares - basic	50,900	50,669	41,215
Effect of dilutive securities:
Stock options and restricted stock units	337	267	236

Weighted-average number of common shares - diluted	51,237	50,936	41,451
Diluted earnings per common share
Continuing operations	$6.46	$7.05	$5.85
Discontinued operations	3.76	2.69	1.32

Total basic net earnings per share	$10.21	$9.74	$7.17

Anti-dilutive shares excluded from diluted earnings per share calculation	63	108	97

(1)	Restricted stock awards granted by the Company are considered participating securities. Income available to participating securities was immaterial in all periods presented.
NOTE 11—GEOGRAPHIC INFORMATION:
The Company attributes revenues from external customers to the country from where products are delivered. Except United States, no other country accounted for 10% or more of the Company’s revenue and property and equipment, net, for the periods presented:

	Fiscal Years Ended November 30,
	2020	2019	2018
Revenue:
United States	$15,267,536	$14,625,977	$13,405,809
Others	4,709,614	4,443,993	3,917,354

Total	$19,977,150	$19,069,970	$17,323,163

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4

	As of November 30,
	2020	2019
Property and equipment, net:
United States	$126,160	$124,724
Others	31,485	33,709

Total	$157,645	$158,433

NOTE 12—RELATED PARTY TRANSACTIONS:
The Company has a business relationship with MiTAC Holdings Corporation (“MiTAC Holdings”), a publicly-traded company in Taiwan, which began in 1992 when MiTAC Holdings became the Company’s primary investor through its affiliates. As of both November 30, 2020 and 2019, MiTAC Holdings and its affiliates beneficially owned approximately 18% of the Company’s outstanding common stock. Mr. Matthew Miau, Chairman Emeritus of the Company’s Board of Directors and a director, is the Chairman of MiTAC Holdings and a director or officer of MiTAC Holdings’ affiliates.
Beneficial ownership of the Company’s common stock by MiTAC Holdings
As noted above, MiTAC Holdings and its affiliates in the aggregate beneficially owned approximately 18% of the Company’s outstanding common stock as of November 30, 2020. These shares are owned by the following entities:

As of November 30, 2020
MiTAC Holdings (1)	5,300
Synnex Technology International Corp. (2)	3,860

Total	9,160

1.
Shares are held via Silver Star Developments Ltd., a wholly-owned subsidiary of MiTAC Holdings. Excludes 190 shares held directly by Mr. Miau and 217 shares indirectly held by Mr. Miau through a charitable remainder trust, and 190 shares held by his spouse.

2.
Synnex Technology International Corp. (“Synnex Technology International”) is a separate entity from the Company and is a publicly-traded corporation in Taiwan. Shares are held via Peer Development Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC Holdings owns a noncontrolling interest of 8.7% in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a noncontrolling interest of 15.2% in Synnex Technology International. Neither MiTAC Holdings nor Mr. Miau is affiliated with any person(s), entity, or entities that hold a majority interest in MiTAC Incorporated.

MiTAC Holdings generally has influence over the Company regarding matters submitted to stockholders for consideration, including any merger or acquisition of the Company. Among other things, this could have the effect of delaying, deterring or preventing a change of control over the Company.
The following table presents the Company’s transactions with MiTAC Holdings and its affiliates for the periods indicated:

	Fiscal Years Ended November 30,
	2020	2019	2018
Purchases of inventories and services	$211,858	$173,390	$217,430
Sale of products to MiTAC Holdings and affiliates	764	761	2,422
Reimbursements received (payments made) for rent and overhead costs for use of facilities by MiTAC Holdings and affiliates, net	(129)	(41)	71
The following table presents the Company’s receivable from and payable to MiTAC Holdings and its affiliates for the periods presented:

	As of November 30,
	2020	2019
Receivable from related parties (included in Accounts receivable, net)	$26,133	$4,388
Payable to related parties (included in Accounts payable)	49,603	23,179
The Company’s business relationship with MiTAC Holdings and its affiliates has been informal and is generally not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments. The Company negotiates pricing and other material terms on a case-by-case
basis with MiTAC Holdings and affiliates. The Company has adopted a policy requiring that material transactions with MiTAC Holdings or its related parties be approved by its Audit Committee, which is composed solely of independent directors. In addition, Mr. Miau’s compensation is approved by the Nominating and Corporate Governance Committee, which is also composed solely of independent directors.

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5

Synnex Technology International is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also a potential competitor of the Company. Neither MiTAC Holdings nor Synnex Technology International is restricted from competing with the Company.
NOTE 13—EMPLOYEE BENEFITS PLANS:
The Company has 401(k) plans in the United States under which eligible employees may contribute up to the maximum amount as provided by law. Employees become eligible to participate in these plans on the first day of the month after their employment date. The Company may make discretionary contributions under the plans. Employees in certain of the Company’s international subsidiaries are covered by government mandated defined contribution plans. During fiscal years 2020, 2019 and 2018, the Company contributed $3,561, $3,568 and $3,516, respectively, to defined contribution plans.
The Company has a deferred compensation plan for certain directors and officers. Distributions under the plan are subject to Section 409A of the United States Tax Code. The Company may invest balances in the plan in trading securities reported on recognized exchanges. As of November 30, 2020, and 2019, the deferred compensation liability balance was $4,628 and $5,389 respectively.
Defined Benefit Plans
The Company’s defined benefit plans sponsored by certain international subsidiaries are not material to operations.
NOTE 14—LEASES:
The Company leases certain of its facilities and equipment under operating lease agreements, which expire in various periods through 2030. The Company’s finance leases are not material.
The following table presents the various components of lease costs:

Fiscal Year Ended November 30, 2020
Operating lease cost	$24,394
Short-term lease cost	470
Variable lease cost	3,737
Sublease income	(7)

Total operating lease cost	$28,594

The following table presents a maturity analysis of expected undiscounted cash flows for operating leases on an annual basis for the next five years and thereafter as of November 30, 2020:

Fiscal Years Ending November 30,
2021	$22,634
2022	19,754
2023	13,942
2024	10,387
2025	5,231
Thereafter	11,187

Total payments	$83,135
Less: imputed interest*	6,950

Total present value of lease payments	$76,185

*	Imputed interest represents the difference between undiscounted cash flows and discounted cash flows.
During the fiscal years ended November 30, 2019 and 2018, rent expense was $28,186 and $27,226, respectively. Sublease income was immaterial for both these years.
The following amounts were recorded in the Company’s Consolidated Balance Sheet as of November 30, 2020:

Operating leases	Balance sheet location	November 30, 2020
Operating lease ROU assets	Other assets, net	$70,575
Current operating lease liabilities	Other accrued liabilities	23,055
Non-current operating lease liabilities	Other long-term liabilities	53,130

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6

The following table presents supplemental cash flow information related to the Company’s operating leases for fiscal year ended November 30, 2020. Cash payments related to variable lease costs and short-term leases are not included in the measurement of operating lease liabilities, and, as such, are excluded from the amounts below:

Cash flow information	Fiscal Year Ended November 30, 2020
Cash paid for amounts included in the measurement of lease liabilities	$22,954
Non-cash ROU assets obtained in exchange for lease liabilities (subsequent to initial adoption)	25,172
The weighted-average remaining lease term and discount rate as of November 30, 2020 were as follows:

Operating lease term and discount rate	Operating Leases
Weighted-average remaining lease term (years)	4.67
Weighted-average discount rate	4.15%
Future minimum contractually required cash payment obligations under non-cancellable
lease agreements as of November 30, 2019 were as follows:

Fiscal Years Ending November 30,
2020	$22,194
2021	17,495
2022	13,740
2023	9,375
2024	7,647
Thereafter	8,687

Total minimum lease payments	$79,138
NOTE 15—INCOME TAXES:
The sources of income
 from continuing operations
before the provision for income taxes are as follows:

	Fiscal Years Ended November 30,
	2020	2019	2018
United States	$276,237	$326,535	$274,252
Foreign	159,910	146,752	71,418

	$436,146	$473,287	$345,669

Provision for income taxes consists of the following:

	Fiscal Years Ended November 30,
	2020	2019	2018
Current tax provision:
Federal	$56,355	$63,580	$101,088
State	19,537	20,681	20,557
Foreign	42,252	33,666	23,227

	$118,144	$117,927	$144,872

Deferred tax provision (benefit):
Federal	$(13,449)	$(10,647)	$(36,450)
State	(3,990)	(1,751)	(2,519)
Foreign	904	5,583	(4,786)

	$(16,535)	$(6,815)	$(43,755)

Total tax provision	$101,609	$111,113	$101,117

On December 22, 2017, the TCJA was enacted into law. The TCJA provided for significant changes to the U.S. Internal Revenue Code of 1986, as amended, that impacted corporate taxation requirements. The TCJA significantly revised the ongoing U.S. corporate income tax law by lowering the U.S. federal corporate income tax rate from 35% to 21%, implementing a territorial tax system, imposing a one-time
tax on foreign unremitted earnings and setting limitations on deductibility of certain costs (e.g., interest expense), among other things. During fiscal year 2018, the Company accounted for the impact of the TCJA resulting in additional income tax expense of $15,118. The significant components of this expense were (i) the one-time
deemed repatriation tax on unremitted
non-U.S.
earnings and profits that were previously tax deferred and other tax impacts of the TCJA, which resulted in an increase in income tax expense, net of deductions and credits, of $33,974 and (ii) the remeasurement of net deferred tax liabilities at the lower enacted U.S. federal corporate tax rate, which resulted in a decrease of $18,856 in income tax expense.

The following presents the breakdown of net deferred tax assets:

	As of November 30,
	2020	2019
Deferred tax assets	$39,636	$32,660
Deferred tax liabilities	(5,836)	(24,018)

Total net deferred tax assets	$33,800	$8,642

Net deferred tax assets consist of the following:

	As of November 30,
	2020	2019
Assets:
Operating lease liability	$12,889	$—
Net operating losses	166	1,524
Accruals and other reserves	8,905	21,397
Unrealized losses on cash flow hedges	31,810	17,152
Allowance for doubtful accounts and sales return reserves	27,518	12,822
Inventory reserves	13,852	17,404
Share-based compensation expense	5,752	4,675
Deferred revenue	2,997	1,703
Tax credits	3,485	3,752
Deferred and prepaid compensation	—	1,498
Property, Equipment and Intangible assets	(7,576)	(4,134)
Other	12,526	2,732

Gross deferred tax assets	112,324	80,525

Valuation allowance	(5,492)	(6,226)

Total deferred tax assets	$106,832	$74,299

Liabilities:
Intangible assets	$(61,146)	$(65,658)
ROU assets	(11,862)	—
Other	(24)	—

Total deferred tax liabilities	$(73,032)	$(65,658)

Net deferred tax assets	$33,800	$8,642

The valuation allowance relates primarily to certain state and foreign net operating loss carry forward, foreign deferred items and state credits. The Company’s assessment is that it is not more likely than not that these deferred tax assets will be realized.
A reconciliation of the statutory United States federal income tax rate to the Company’s effective income tax rate is as follows:

	Fiscal Years Ended November 30,
	2020	2019	2018
Federal statutory income tax rate	21.0%	21.0%	22.2%
State taxes, net of federal income tax benefit	2.4	3.0	4.0
Global intangible low taxed income	0.3	0.5	—
Foreign taxes	1.7	1.8	0.7
Adjustments related to the TCJA	—	(3.1)	2.2
Uncertain tax benefits	(1.8)	1.0	—
Other	(0.4)	(0.8)	0.1

Effective income tax rate	23.3%	23.5%	29.2%

The Company’s United States business has sufficient cash flow and liquidity to fund its operating requirements and the Company expects and intends that profits earned outside the United States will be fully utilized and reinvested outside of the United States with the exception for earnings of certain previously acquired foreign entities. The Company recorded deferred tax liabilities related to
non-U.S.
withholding taxes related to the earnings likely to be repatriated in the future.
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8

As of November 30, 2020, the Company had approximately $792,402 of undistributed earnings of its
non-U.S.
subsidiaries for which it has not provided for
non-U.S.
withholding taxes and state taxes because such earnings are intended to be reinvested indefinitely in international operations. It is not practicable to determine the amount of applicable taxes that would be due if such earnings were distributed. Accordingly, the Company has not provisioned United States state taxes and foreign withholding taxes on
non-U.S.
subsidiaries for which the earnings are permanently reinvested.
As of November 30, 2020, the Company has no net operating loss carry forward for federal and state purposes. The Company has approximately $2,000 of foreign net operating loss carry forward that will also start expiring in fiscal year ending November 30, 2021 if not used.
The Company enjoys tax holidays in certain jurisdictions, primarily, China. The tax holidays provide for lower rates of taxation and require various thresholds of investment and business activities in those jurisdictions. Certain tax holidays begin to expire in fiscal year 2021. The estimated range of tax benefits from the above tax holidays on diluted earnings per share for fiscal years 2020, 2019 and 2018 were approximately $0.04, $0.01 and $0.02, respectively.
The aggregate changes in the balances of gross unrecognized tax benefits, excluding accrued interest and penalties, during fiscal years 2020, 2019 and 2018 were as follows:

Balance as of November 30, 2017	$17,677
Additions based on tax positions related to the current year	2,126
Lapse of statute of limitations	(2,390)
Changes due to translation of foreign currencies	398

Balance as of November 30, 2018	17,812
Additions based on tax positions related to the current year	4,816
Additions for tax positions of prior years and acquisition	2,367
Lapse of statute of limitations	(2,535)
Changes due to translation of foreign currencies	(15)

Balance as of November 30, 2019	22,435
Additions based on tax positions related to the current year	1,999
Additions for tax positions of prior years and acquisition	(880)
Reductions for tax positions of prior years	(3,097)
Lapse of statute of limitations	(7,486)
Changes due to translation of foreign currencies	(468)

Balance as of November 30, 2020	$12,503

The Company conducts business globally and files income tax returns in various U.S. and foreign tax jurisdictions. The Company is subject to continuous examination and audits by various tax authorities. Significant audits are underway in the United States and Canada. The Company is not aware of any material exposures arising from these tax audits or in other jurisdictions not already provided for.
Although timing of the resolution of audits and/or appeals is highly uncertain, the Company believes it is reasonably possible that the total amount of unrecognized tax benefits as of November 30, 2020 will not materially change in the next twelve months. The Company is no longer subject to U.S. federal income tax audit for returns covering years through fiscal 2015. The Company is no longer subject to foreign or state income tax audits for returns covering years through 2003, and fiscal year 2002, respectively.
As of November 30, 2020, $12,503 of the total unrecognized tax benefits, net of federal benefit, would affect the effective tax rate, if realized. The Company’s policy is to include interest and penalties related to income taxes, including unrecognized tax benefits, within the provision for income taxes. As of November 30, 2020, and 2019, the Company had accrued $1,284 and $2,773, respectively, in income taxes payable related to accrued interest and penalties.
In preparation of the Separation, SYNNEX entered into a Tax Matters Agreement with Concentrix effective on December 1, 2020 that governs the rights and obligations of SYNNEX and Concentrix for certain pre-Separation
tax liabilities. The Tax Matters Agreement provides that SYNNEX and Concentrix will share certain pre-Separation
income tax liabilities that arise from adjustments made by tax authorities to SYNNEX and Concentrix’ U.S. and certain
non-U.S.
income tax returns. In certain jurisdictions SYNNEX and Concentrix have joint and several liability for past income tax liabilities and accordingly, SYNNEX could be legally liable under applicable tax law for such liabilities and required to make additional tax payments.
In addition, if the distribution of Concentrix’ common shares to the SYNNEX stockholders is determined to be taxable, Concentrix and SYNNEX would share the tax liability equally, unless the taxability of the distribution is the direct result of action taken by either Concentrix or SYNNEX subsequent to the distribution in which case the party causing the distribution to be taxable would be responsible for any taxes imposed on the distribution.

NOTE 16—COMMITMENTS AND CONTINGENCIES:
The Company was contingently liable as of November 30, 2020 under agreements to repurchase repossessed inventory acquired by flooring companies as a result of default on floor plan financing arrangements by the Company’s customers. These arrangements are described in
Note 8
– Accounts Receivable Arrangements and do not have expiration dates. As the Company does not have access to information regarding the amount of inventory purchased from the Company, still on hand with the customer at any point in time, the Company’s repurchase obligations relating to inventory cannot be reasonably estimated. Losses, if any, would be the difference between the repossession cost and the resale value of the inventory. There have been no repurchases through November 30, 2020 under these agreements and the Company is not aware of any pending customer defaults or repossession obligations. The Company believes that, based on historical experience, the likelihood of a material loss pursuant to these inventory repurchase obligations is remote.
From time to time, the Company receives notices from third parties, including customers and suppliers, seeking indemnification, payment of money or other actions in connection with claims made against them. Also, from time to time, the Company has been involved in various bankruptcy preference actions where the Company was a supplier to the companies now in bankruptcy. In addition, the Company is subject to various other claims, both asserted and unasserted, that arise in the ordinary course of business. The Company evaluates these claims and records the related liabilities. It is possible that the ultimate liabilities could differ from the amounts recorded.
Under the Separation and Distribution agreement, SYNNEX agreed to indemnify Concentrix, each of its subsidiaries and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from, among other matters, the liabilities allocated to SYNNEX as part of the Separation. Similarly, Concentrix agreed to indemnify SYNNEX, each of its subsidiaries and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from, among other matters, the liabilities allocated to Concentrix as part of the Separation. SYNNEX expects Concentrix to fully perform under the terms of the Separation and Distribution agreement.
Under the Separation and Distribution agreement, SYNNEX and Concentrix agreed to cooperate with each other in managing litigation related to both companies’ businesses. The Separation and Distribution agreement also included provisions that assign to each company responsibility for managing pending and future litigation related to the general corporate matters of SYNNEX arising prior to the Separation.
The Company does not believe that the above commitments and contingencies will have a material adverse effect on the Company’s results of operations, financial position or cash flows.
NOTE 17—DISCONTINUED OPERATIONS:
Information included in Notes 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, and 15 has been recast to reflect the effects of the discontinued operations.
The following table summarizes the financial results from discontinued operations of Concentrix included in the Consolidated Statement of Operations during the years ended November 30, 2020, 2019 and 2018:

	Fiscal Years Ended November 30,
	2020	2019	2018
Revenue	$4,719,534	$4,707,912	$2,463,151
Costs and expenses	(4,410,773)	(4,413,580)	(2,318,390)
Interest expense and finance charges and others, net	(40,866)	(89,916)	(33,853)

Income from discontinued operations before taxes	267,895	204,416	110,908
Provision for income taxes	(73,273)	(65,878)	(55,479)

Income from discontinued operations, net of taxes	$194,622	$138,538	$55,429

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0

For the years ended November 30, 2020, 20219 and 2018,
non-cash
items and capital expenditures of discontinued operations included in the consolidated statement of cash flows are outlined below:

	Fiscal Years Ended November 30,
	2020	2019	2018
Operating activities:
Depreciation and amortization	$276,566	$305,780	$154,599
Share-based compensation	15,572	10,351	7,740
Provision for doubtful accounts	8,139	930	679
Deferred income taxes	(29,470)	(6,661)	(18,547)
Unrealized foreign exchange losses	5,647	1,116	—
Investing activities:
Purchases of property and equipment	$171,332	$111,122	$92,519
The following table presents assets and liabilities that were transferred to Concentrix as of December 1, 2020 and presented as discontinued operations in the Consolidated Balance Sheet as of November 30, 2020:

Fiscal Year Ended Nov 30, 2020
Cash and cash equivalents	$152,656
Accounts receivable, net	1,079,086
Other current assets	189,323

Current assets of discontinued operations	$1,421,065

Property and equipment, net	451,649
Goodwill	1,836,050
Intangible assets, net	798,959
Deferred tax assets	47,423
Other assets	620,099

Noncurrent assets of discontinued operations	$3,754,180

Borrowings, current	33,756
Accounts payable	140,575
Accrued compensation and benefits	419,715
Other accrued liabilities	371,069
Income taxes payable	20,725

Current liabilities of discontinued operations	$985,840

Long-term borrowings	1,111,362
Other long-term liabilities	601,885
Deferred tax liabilities	153,560

Noncurrent liabilities of discontinued operations	$1,866,807

In connection with the Separation, $3,813 of accumulated other comprehensive income, net of income taxes, related to foreign currency translation adjustments, cash flow hedges and the pension plan obligation will be transferred to Concentrix on the Separation date.
NOTE 18—SUBSEQUENT EVENTS:
On December 1, 2020, the Company completed the previously announced separation of Concentrix, its customer experience services businesses, into an independent public company in a tax-free
transaction for federal income tax purposes. Please refer to
Note 17
– Discontinued Operations for more details.
In connection with the Separation, as required by the SYNNEX stock incentive plans, the Company made certain adjustments to outstanding employee equity awards with the intention of preserving the intrinsic value of the awards prior to the Separation. There were 1,452 awards outstanding at November 30, 2020. In accordance with the employee matters agreement, each exercisable and non-exercisable
stock option and unvested restricted stock award was modified into similar awards of both SYNNEX and Concentrix and the exercise price of outstanding stock options was adjusted to preserve the intrinsic value of the awards. Certain restricted stock units and performance-contingent awards were modified to provide the holders restricted stock units and performance contingent awards in the company that employs such employee following the Separation. When settled wholly in the employer’s shares, the ratio was based on the closing stock price of SYNNEX at November 30, 2020 compared to the opening stock price of the respective entity on December 1, 2020. The options strike prices were adjusted in the same manner. The modification of these awards did not result in material incremental compensation cost.

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As described in
Note 3
– Stockholders’ Equity, on January 11, 2021, the Company declared the reinstatement of a quarterly cash dividend.
On March 22, 2021, the Company announced that it had entered into an agreement and plan of merger (the “Merger Agreement”) to acquire

100
% of the parent company of Tech Data Corporation, a Florida Corporation (“Tech Data”) in a cash and stock transaction (the “Merger”). The consideration payable to the stockholder that owns Tech Data consists of

$
1.61
 billion in cash and
44
 million shares of our common stock (the “Merger Consideration”). Following the proposed transaction, the sole stockholder of Tech Data will own approximately
45.9
%
of SYNNEX common stock on a fully diluted basis, based on the Company’s shares outstanding as of May 31, 2021. If the Merger is not consummated, then under certain circumstances we would be obligated to pay Tech Data a termination fee ranging from
$
40.9
 million to $
131.7
 million.
The Merger is expected to create a global IT distribution leader with significant breadth and depth of product offerings, services and logistic capabilities.
Tech Data and the Company filed their respective notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the Merger with the Federal Trade Commission and Department of Justice. The waiting period for filings made by both Tech Data and the Company expired on June 4, 2021.
On June 30, 2021, the Company received stockholder approval for the issuance of shares of SYNNEX common stock in connection with the initial merger contemplated by the Merger Agreement. The Company expects the transaction to close on or around September 1, 2021.
In connection with the Merger, the Company has entered into a new credit agreement, dated as of April 16, 2021 (the “New Credit Agreement”) with the lenders party thereto and Citibank, N.A., as agent, pursuant to which the Company has received commitments for the extension of a senior unsecured revolving credit facility not to exceed an aggregate principal amount of $3.5 billion, including a $200 million letter of credit sub-facility,
which revolving credit facility (the “new revolving credit facility”) may, subject to the lenders’ discretion, potentially be increased by up to an aggregate amount of $500 million and for the extension of a senior unsecured term loan (the “new term loan” and, together with the new revolving credit facility, the “new credit facilities”) in an aggregate principal amount not to exceed $1.5 billion. The commitments under the new credit facilities are subject to customary conditions. The borrower under the new credit facilities is the Company. There are no guarantors of the new credit facilities.
The commitments under the new credit facilities terminate upon the earliest to occur of (i) with respect to the revolving commitments, the fifth anniversary of the closing date (subject to two one-year extensions
upon the Company’s prior notice to the lenders and the agreement of the lenders to extend such maturity date), (ii) in the event SYNNEX voluntarily elects to reduce such commitments to zero, on such date, or subject to certain conditions, following an event of default, (iii) if the closing does not occur prior to such date, five business days after the termination date of the Merger Agreement, and (iv) the date that the Merger Agreement is terminated by SYNNEX in a signed writing in accordance with the terms of the Merger Agreement.
The funding under the new credit facilities is subject to customary closing conditions.
The proceeds of the loans under the new term loan will be used to provide a portion of the debt financing required to refinance certain indebtedness of the Company and Tech Data, which is required to consummate the proposed transactions related to the Merger, together with the payment of related fees and expenses, and the borrowings (if any) under the new revolving credit facility on the closing date of the proposed transactions will be used to pay fees and expenses related to the Merger and related transactions. After the closing date, the revolving credit facility will, subject to customary conditions, be available for general corporate purposes or any other purpose not prohibited by the New Credit Agreement.
The outstanding principal amount of the term loan will be, once advanced, payable in quarterly instalments in an amount equal to 1.25% of the original principal balance commencing on the last day of the first full fiscal quarter after the closing date of the new credit facilities, with the outstanding principal amount of the term loans due in full on the maturity date. Loans borrowed under the New Credit Agreement bear interest, in the case of LIBOR (or successor) rate loans, at a per annum rate equal to the applicable LIBOR (or successor) rate, plus the applicable margin, which may range from 1.125% to 1.75%, based on the Company’s public debt rating (as defined in the New Credit Agreement). The applicable margin on base rate loans is 1.00% less than the corresponding margin on LIBOR (or successor rate) based loans. In addition to these borrowing rates, there is a commitment fee which ranges from 0.125% to 0.300% on any unused commitment under the new revolving credit facility based on the Company’s public debt rating.
The New Credit Agreement contains various loan covenants that will restrict the ability of the Company and its subsidiaries to take certain actions that are customary for similar facilities for similarly rated borrowers. The New Credit Agreement also contains financial covenants which will require compliance with a maximum debt to EBITDA ratio and a minimum interest coverage ratio, in each case tested on the last day of any fiscal quarter

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commencing with the first full fiscal quarter to occur after the closing date of the new credit facilities. The New Credit Agreement also contains various customary events of default, including with respect to a change of control of the Company.
On March 22, 2021, the Company had entered into a debt commitment letter (the “Commitment Letter”), under which Citigroup Global Markets Inc. and certain other financing institutions joining thereto pursuant to the terms thereof committed to provide (i) a $1.5 billion senior unsecured term bridge facility (the “Term Loan A Bridge Facility”), (ii) a $2.5 billion senior unsecured term bridge facility (the “Bridge Facility”) and (iii) a $3.5 billion senior unsecured revolving bridge facility (the “Bridge Revolving Facility”), subject to the satisfaction of certain customary closing conditions. On April 16, 2021, (i) the $1.5 billion commitment with respect to Term Loan A Bridge Facility under the Commitment Letter and (ii) the $3.5 billion commitment with respect to Bridge Revolving Facility under the Commitment Letter were reduced to zero, in each case, as a result of SYNNEX entering into the New Credit Agreement.
On August 9, 2021, SYNNEX completed its offering of $2.5 billion aggregate principal amount of senior unsecured notes, consisting of $700.0 million of 1.25% notes due August 2024, $700.0 million of 1.75% notes due August 2026, $600.0 million of 2.375% notes due August 2028, and $500.0 million of 2.65% notes due August 2031 (collectively, the “Notes,” and such offering, the “Notes Offering”). SYNNEX will pay interest semi-annually on the notes on
February 9
and
August 9
, beginning
February 9, 2022
. The net proceeds from this offering will be used to fund the aggregate cash portion of the consideration payable to Tiger Parent in connection with the Merger, refinance certain of SYNNEX’ and Tech Data’s existing indebtedness and pay related fees and expenses. SYNNEX expects to use any remaining net proceeds from the Notes Offering for general corporate purposes.
The Notes are not conditioned upon the consummation of the Merger. However, if (i) the closing of the Merger has not occurred on or prior to December 22, 2021 (provided that, if the termination date of the Merger Agreement is extended, this date will also be extended to the same extended termination date, but in no case will this date be extended beyond
June 22, 2022
), (ii) SYNNEX notifies the trustee under the indenture governing the Notes in writing that SYNNEX will not pursue the consummation of the Merger or (iii) the Merger Agreement has been terminated without the consummation of the Merger, SYNNEX will be required to redeem all of the outstanding Notes at a special mandatory redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from, and including, the date of initial issuance (or the most recent interest payment date to which interest has been paid, whichever is later) to, but excluding, the special mandatory redemption date.
In connection with the issuance and sale of the Notes, on August 9, 2021, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Citigroup Global Markets Inc., as representative of the initial purchasers of the Notes. The Company agreed under the Registration Rights Agreement to (i) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the Notes for new notes, with terms substantially identical in all material respects to the Notes, and (ii) use its commercially reasonable efforts to cause the registration statement to become effective under the Securities Act. The Company shall be obligated to pay additional interest on the Notes in certain circumstances, including if it does not complete the exchange offer on or prior to the 365th day after the closing of the Notes Offering (the “Exchange Effectiveness Deadline”), or, if the shelf registration statement with respect to the Notes (if required to be filed) does not become effective by the later of (i) the Exchange Effectiveness Deadline, or (ii) 150 days after certain conditions have occurred.
On August 9, 2021, (ii) the $2.5 billion senior unsecured term bridge facility (the “Bridge Facility”) with respect to Bridge Facility under the Commitment Letter was reduced to zero, as a result of SYNNEX issued new Senior Notes.
Additionally, prior to the completion of the proposed merger, the Company’s ability to issue dividends outside its normal practice or repurchase shares of common stock is limited.

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3

SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (Unaudited)
The following table presents selected unaudited consolidated financial results for each of the eight quarters in the two-year
period ended November 30, 2020. In the Company’s opinion, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting of only normal recurring adjustments) necessary to fairly state the financial information for the periods presented.

	Fiscal Year 2020 Three Months Ended				Fiscal Year 2019 Three Months Ended
Statements of Operations Data: (currency and share amounts in thousands, except per share amounts)	Feb. 29, 2020	May 31, 2020	Aug. 31, 2020	Nov. 30, 2020	Feb. 28, 2019	May 31, 2019	Aug. 31, 2019	Nov. 30, 2019
(Amounts may not add due to rounding)

Revenue:	$4,081,024	$4,470,928	$5,306,361	$6,118,836	$4,080,684	$4,567,074	$5,047,970	$5,374,241
Cost of revenue:	(3,825,920)	(4,196,312)	(5,008,881)	(5,752,179)	(3,833,117)	(4,297,096)	(4,746,197)	(5,036,301)

Gross profit	255,105	274,616	297,480	366,657	247,567	269,978	301,774	337,939
Selling, general and administrative expenses	(154,660)	(186,472)	(165,107)	(166,277)	(146,195)	(157,586)	(162,944)	(171,105)

Operating income	100,445	88,144	132,373	200,380	101,372	112,393	138,830	166,834
Interest expense and finance charges, net	(18,792)	(20,992)	(19,747)	(19,491)	(18,507)	(19,442)	(17,775)	(18,501)
Other income (expense), net	(855)	(174)	25	(5,167)	(344)	20,965	(3,538)	11,001

Income before income taxes	80,798	66,978	112,650	175,721	82,521	113,916	117,517	159,334
Provision for income taxes	(12,284)	(16,786)	(26,953)	(45,586)	(27,708)	(29,910)	(28,877)	(24,618)

Income from continuing operations	68,514	50,192	85,697	130,135	54,813	84,006	88,640	134,716
Income from discontinued operations, net of taxes	54,070	6,768	48,767	85,017	32,293	30,467	34,492	41,285

Net Income	$122,584	$56,960	$134,464	$215,152	$87,106	$114,473	$123,132	$176,001

Earnings per common share:
Basic
Continuing operations	$1.33	$0.98	$1.67	$2.52	$1.07	$1.64	$1.74	$2.63
Discontinued operations	1.05	0.13	0.95	1.65	0.63	0.60	0.68	0.81

Net Income	$2.38	$1.11	$2.61	$4.17	$1.70	$2.24	$2.41	$3.44
Diluted
Continuing operations	$1.32	$0.97	$1.65	$2.51	$1.07	$1.63	$1.73	$2.61
Discontinued operations	1.04	0.13	0.94	1.64	0.63	0.59	0.67	0.80

Net Income	$2.36	$1.10	$2.60	$4.14	$1.69	$2.23	$2.40	$3.41
Weighted-average common shares outstanding - basic	50,815	50,849	50,890	51,048	50,706	50,675	50,601	50,693

Weighted-average common shares outstanding - diluted	51,232	51,047	51,241	51,432	50,927	50,939	50,845	51,032

Cash dividends declared per share	$0.400	$—	$—	$—	$0.375	$0.375	$0.375	$0.375
EPS for each quarter is computed using the weighted-average number of shares outstanding during that quarter, while EPS for the fiscal year is computed using the weighted-average number of shares outstanding during the fiscal year. The sum of EPS for each of the four quarters may not equal EPS for the fiscal year.

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4

SYNNEX CORPORATION
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
For the Fiscal Years Ended November 30, 2020, 2019 and 2018
(in thousands)
(Amounts may not add due to rounding)

		Additions/Deductions
	Balances at Beginning of Fiscal Year	Charged to Revenue and Expense, net	Additions from Acquisitions	Reclassifications and Write-offs	Balances at End of Fiscal Year
Fiscal Year Ended November 30, 2018
Allowance for sales returns-gross	$53,139	$7,917	$—	$(4,873)	$56,183
Allowance for deferred tax assets	6,503	(696)	—	—	5,807
Fiscal Year Ended November 30, 2019
Allowance for sales returns-gross	$56,183	$20,875	$—	$(4)	$77,054
Allowance for deferred tax assets	5,807	419	—	—	6,226
Fiscal Year Ended November 30, 2020
Allowance for sales returns-gross	$77,054	$17,385	$—	$183	$94,622
Allowance for deferred tax assets	6,226	(734)	—	—	5,492

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